                                                                    Exhibit 2




================================================================================




                            STOCK PURCHASE AGREEMENT

                                     among

                                  MAPCO INC.,
                            a Delaware corporation,

                 THE BEACON GROUP ENERGY INVESTMENT FUND, L.P.,
                      a Delaware limited partnership, and

                              MPC Partners, L.P.,
                        a Delaware limited partnership,

                                      and

                           ALLIANCE COAL CORPORATION,
                            a Delaware corporation.





                           Dated as of June 28, 1996.

================================================================================

                               TABLE OF CONTENTS

                                                                                                                     Page
ARTICLE I  PURCHASE AND SALE; CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         Section 1.1      Certain Assets and Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         Section 1.2      Purchase and Sale of the Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         Section 1.3      Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         Section 1.4      Closing Deliveries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         Section 1.5      Purchase Price Adjustment as of the Effective Date  . . . . . . . . . . . . . . . . . . . .   4
         Section 1.6      Estimated Adjustments at Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6

ARTICLE II   REPRESENTATIONS AND WARRANTIES OF MAPCO  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         Section 2.1      Corporate Status and Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         Section 2.2      No Conflicts, etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         Section 2.3      Corporate Status and Authority of MCI, MCMI and the Coal Subs . . . . . . . . . . . . . . .   7
         Section 2.4      Ownership of MCI, MCMI and the Coal Subs  . . . . . . . . . . . . . . . . . . . . . . . . .   8
         Section 2.5      Transfer of Shares. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         Section 2.6      Annual Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         Section 2.7      Absence of Undisclosed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         Section 2.8      Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         Section 2.9      Material Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         Section 2.10     Affiliate Arrangements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         Section 2.11     Employment Agreements and Benefits, etc.  . . . . . . . . . . . . . . . . . . . . . . . . .  17
         Section 2.12     Governmental Authorizations; Compliance with Law  . . . . . . . . . . . . . . . . . . . . .  19
         Section 2.13     Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         Section 2.14     Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         Section 2.15     Absence of Changes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         Section 2.16     Environmental Compliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         Section 2.17     Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         Section 2.18     Insurance.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         Section 2.19     Surety and Reclamation Bonds. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         Section 2.20     Books and Records.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         Section 2.21     Workers' Compensation and Occupational Disease Benefits . . . . . . . . . . . . . . . . . .  28
         Section 2.22     Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         Section 2.23     No Material Adverse Effect  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         Section 2.24     Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

ARTICLE III  REPRESENTATIONS AND WARRANTIES REGARDING NEWCO . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         Section 3.1      Corporate Status and Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

         Section 3.2      No Conflicts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         Section 3.3      Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         Section 3.4      Purchase for Investment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF THE BEACON
                          INVESTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         Section 4.1      Corporate Status and Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         Section 4.2      No Conflicts, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         Section 4.3      Financial Ability to Perform  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         Section 4.4      Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         Section 4.5      Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

ARTICLE V  COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         Section 5.1      Obligations of the Parties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         Section 5.2      Obligations of MAPCO  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         Section 5.3      Publicity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         Section 5.4      Exclusivity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         Section 5.5      Notification of Certain Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         Section 5.6      Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         Section 5.7      Disclosure Schedules; Updates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         Section 5.8      Non-Competition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         Section 5.9      Indonesian Projects Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         Section 5.10     Joint Action  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         Section 5.11     Section 338(h)(10) Election . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         Section 5.12     Subsequent Transaction(s) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         Section 5.13     Key Customer Visits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         Section 5.14     Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

ARTICLE VI  EMPLOYEES AND EMPLOYEE BENEFIT PLANS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         Section 6.1      Compensation and Benefits of NewCo Employees  . . . . . . . . . . . . . . . . . . . . . . .  41

ARTICLE VII  INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         Section 7.1      Certain Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         Section 7.2      Indemnity by MAPCO  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         Section 7.3      Indemnity by the Beacon Investors . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         Section 7.4      Indemnity by NewCo  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         Section 7.5      Notification of Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         Section 7.6      Defense of Claims . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         Section 7.7      Access and Cooperation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         Section 7.8      Assessment of Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         Section 7.9      Limits on Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         Section 7.10     Survival of Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . .  50
         Section 7.11     After-Tax Nature of Indemnity Payments  . . . . . . . . . . . . . . . . . . . . . . . . . .  50

ARTICLE VIII  CONDITIONS PRECEDENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         Section 8.1      General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         Section 8.2      Conditions to Obligations of All Parties  . . . . . . . . . . . . . . . . . . . . . . . . .  51
         Section 8.3      Conditions to Obligations of MAPCO  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         Section 8.4      Conditions to Obligations of the Beacon Investors . . . . . . . . . . . . . . . . . . . . .  52
         Section 8.5      If Conditions Not Satisfied . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         Section 8.6      Certain Defined Terms . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53

ARTICLE IX  GENERAL PROVISIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         Section 9.1      Certain Interpretative Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         Section 9.2      Modification; Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         Section 9.3      Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         Section 9.4      Exclusivity of Representations and Warranties; Relationship Between the Parties . . . . . .  55
         Section 9.5      Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         Section 9.6      Mediation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         Section 9.7      Expenses, Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         Section 9.8      Further Actions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
         Section 9.9      Post-Closing Access . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
         Section 9.10     Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
         Section 9.11     Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
         Section 9.12     No Third Party Beneficiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
         Section 9.13     Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
         Section 9.14     Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
         Section 9.15     Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
         Section 9.16     Specific Performance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
         Section 9.17     Exclusive Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
         Section 9.18     Consent to Jurisdiction, etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
         Section 9.19     Waiver of Punitive Damages and Jury Trial . . . . . . . . . . . . . . . . . . . . . . . . .  61

                                    EXHIBITS


Exhibit A                 Form of Asset Distribution and Assumption Agreement
Exhibit B                 Form of Guarantee, Continuation and Reimbursement Agreement
Exhibit C                 Form of Administrative Services and Litigation Support
                            Agreement
Exhibit D                 Term Sheet for Indonesian Projects Agreement
Exhibit E                 Form of Transition Services Agreement
Exhibit F                 Form of Trade Name and Trademark License Agreement
Exhibit G                 Form of Office Sublease
Exhibit H                 Form of Opinion of Counsel to the Beacon Investors
Exhibit I                 Form of Opinion of Counsel to MAPCO
Exhibit J                 Bank Letter
Exhibit K                 CPR Model Procedure for Mediation of Business Disputes

                                   SCHEDULES

Schedule 1.2                 Purchase Price Allocation
Schedule 1.5(a)              Per Ton Production Cost by Mine
Schedule 2.2                 No Conflicts, etc.
Schedule 2.3                 Equity Investments of MCI, MCMI and the Coal Subs
Schedule 2.7                 Other Liabilities
Schedule 2.8(a)              Real Property Interests
Schedule 2.8(b)              Five Year Mine Plans
Schedule 2.8(g)              Personal Property
Schedule 2.9                 Material Contracts
Schedule 2.10                Affiliate Arrangements
Schedule 2.11(a)             Employment Agreements and Plans
Schedule 2.11(b)             Certain Employees' Compensation
Schedule 2.11(c)             Plan Funding
Schedule 2.11(d)             Labor Matters
Schedule 2.11(e)             MCMI Labor Matters
Schedule 2.12                Governmental Authorizations; Compliance with Law
Schedule 2.13                Litigation
Schedule 2.14(a)             Taxes
Schedule 2.14(b)             Tax Agreements
Schedule 2.14(c)             Tax Extensions
Schedule 2.14(d)             Withholding Taxes
Schedule 2.14(e)             Tax Proceedings
Schedule 2.14(f)             Tax Audits
Schedule 2.14(g)             Accounting Methods, etc.
Schedule 2.14(i)             Affiliated Group
Schedule 2.16                Environmental Compliance
Schedule 2.18                Insurance
Schedule 2.19                Surety and Reclamation Bonds
Schedule 2.21                Worker's Compensation
Schedule 2.22                Transferability
Schedule 3.2(a)              No Conflicts, etc.
Schedule 3.2(b)              NewCo Consents
Schedule 4.2(a)              No Conflicts, etc.
Schedule 4.2(b)              Investor Consents
Schedule 6.1(c)              Retention Bonuses and Severance Payments
Schedule 6.2                 Certain Executives

                             Index of Defined Terms


Active Operating Reserves . . . . . . . . . . . . . . . . . . . . . . . 9
Adjustment Statement  . . . . . . . . . . . . . . . . . . . . . . . . . 5
Affiliate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
Annual Financial Statements . . . . . . . . . . . . . . . . . . . . . . 9
Assessments . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
Bank Letter . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
Beacon Agreements . . . . . . . . . . . . . . . . . . . . . . . . . .  54
Beacon Documents  . . . . . . . . . . . . . . . . . . . . . . . . . .  54
Beacon Investors  . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
Benefit Arrangement . . . . . . . . . . . . . . . . . . . . . . . . .  17
Black Lung Benefits Obligations . . . . . . . . . . . . . . . . . . .  28
Black Lung Liabilities  . . . . . . . . . . . . . . . . . . . . . . .  28
Boyd  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
Boyd Report . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
CapEx Statement . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
Capital Expenditures  . . . . . . . . . . . . . . . . . . . . . . . . . 4
Change of control . . . . . . . . . . . . . . . . . . . . . . . . . .  18
Claim Notice  . . . . . . . . . . . . . . . . . . . . . . . . . .  44, 47
Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
Closing Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
Coal Inventory Costs  . . . . . . . . . . . . . . . . . . . . . . . . . 4
Coal Subs . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
Code  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
Competing Transaction . . . . . . . . . . . . . . . . . . . . . . . .  37
Competitive Business  . . . . . . . . . . . . . . . . . . . . . . . .  38
Confidentiality Agreement . . . . . . . . . . . . . . . . . . . . . .  36
Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
Contract Miners . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
Current Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
Current Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . 4
Distributed Cash  . . . . . . . . . . . . . . . . . . . . . . . . . .  39
Distribution Agreement  . . . . . . . . . . . . . . . . . . . . . . . . 2
Effective Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
Effective Date Balance Sheet  . . . . . . . . . . . . . . . . . . . . . 5
Effective Date Statements . . . . . . . . . . . . . . . . . . . . . . . 5
Environmental Law . . . . . . . . . . . . . . . . . . . . . . . . . .  26
ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
ERISA Affiliate . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
Estimated Adjustment Statement  . . . . . . . . . . . . . . . . . . . . 6
Excluded Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2





Excluded Assets and Liabilities . . . . . . . . . . . . . . . . . . . . 2
Excluded Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . 2
Exhibit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
Final Allocation  . . . . . . . . . . . . . . . . . . . . . . . . . .  57
Five Year Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
Fund  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
GAAP  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4, 9
Governmental Authority  . . . . . . . . . . . . . . . . . . . . . . . . 7
Governmental Requirement  . . . . . . . . . . . . . . . . . . . . . .  20
Guarantee Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . 3
Hazardous Material  . . . . . . . . . . . . . . . . . . . . . . . . .  27
HSR Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
Indemnitee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
Indemnitor  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
Inventory Costs Statement . . . . . . . . . . . . . . . . . . . . . . . 5
Key Customers . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
Losses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43, 44
MAPCO . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
MAPCO Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . .  53
MAPCO Consolidated Group  . . . . . . . . . . . . . . . . . . . . . .  23
MAPCO Documents . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
MAPCO Pension Plan  . . . . . . . . . . . . . . . . . . . . . . . . .  42
MAPCO Savings Plan  . . . . . . . . . . . . . . . . . . . . . . . . .  42
Material Adverse Effect . . . . . . . . . . . . . . . . . . . . . . .  54
MCI . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
MCI Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
MCMI  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
MCMI Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
Merchantable Title  . . . . . . . . . . . . . . . . . . . . . . . . .  11
Mining Data . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
MPC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
NewCo . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
NewCo Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . .  53
NewCo Employees . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
NewCo Savings Plan  . . . . . . . . . . . . . . . . . . . . . . . . .  42
Non-coal Inventory Working Capital  . . . . . . . . . . . . . . . . . . 4
Non-Company Affiliate . . . . . . . . . . . . . . . . . . . . . . . .  23
Non-Compete Period  . . . . . . . . . . . . . . . . . . . . . . . . .  38
Non-Operating Properties  . . . . . . . . . . . . . . . . . . . . . .  10
Notice Period . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
Operating Facility Properties . . . . . . . . . . . . . . . . . . . .  10
Operating Properties  . . . . . . . . . . . . . . . . . . . . . . . . . 9
PCBs  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26




Per Ton Production Cost . . . . . . . . . . . . . . . . . . . . . . . . 4
Permits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
Permitted Encumbrances  . . . . . . . . . . . . . . . . . . . . .  11, 14
Personal Property . . . . . . . . . . . . . . . . . . . . . . . . . .  13
Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
Proceeds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
Real Property Interests . . . . . . . . . . . . . . . . . . . . . . .  10
Realty Deeds and Leases . . . . . . . . . . . . . . . . . . . . . . .  12
Releases  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
Responsible Person  . . . . . . . . . . . . . . . . . . . . . . . . .  54
Return  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
SAC Pension Plan  . . . . . . . . . . . . . . . . . . . . . . . . . .  42
Schedule  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
Scotts Branch . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
SMCRA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
Third Party Consultants' Fees . . . . . . . . . . . . . . . . . . . .  56
Third-Party Claims  . . . . . . . . . . . . . . . . . . . . . . . . .  44
Working Capital Statement . . . . . . . . . . . . . . . . . . . . . . . 5



                            STOCK PURCHASE AGREEMENT

         This Stock Purchase Agreement, dated as of June 28, 1996 (this "Agreement"), among MAPCO Inc., a Delaware corporation ("MAPCO"), The Beacon Group Energy Investment Fund, L.P., a Delaware limited partnership (the "Fund"), and MPC Partners, L.P., a Delaware limited partnership ("MPC"); the Fund and MPC, collectively referred to herein as the "Beacon Investors"), and Alliance Coal Corporation, a Delaware corporation ("NewCo").

                              W I T N E S S E T H:

         WHEREAS, MAPCO owns all of the issued and outstanding capital stock of each of MAPCO Coal Inc., a Delaware corporation ("MCI"), and MC Mining Inc., a Delaware corporation ("MCMI"), and MCI and MCMI directly or indirectly own all of the issued and outstanding capital stock of the corporations listed on
Schedule 2.3 hereto (the "Coal Subs");

         WHEREAS, MCI and MCMI, together with the Coal Subs, are engaged in the production, transshipment, marketing and sale of coal (the "Business");

         WHEREAS, the Beacon Investors have caused to be formed NewCo for the purpose of acquiring and holding all of the issued and outstanding capital stock of MCI (the "MCI Shares") and MCMI (the "MCMI Shares", and, together with the MCI Shares, the "Shares"); and

         WHEREAS, subject to the terms and conditions of this Agreement, MAPCO desires to sell to NewCo, and NewCo desires to purchase from MAPCO, all of the Shares;

         NOW, THEREFORE, in consideration of the foregoing and the mutual representations, covenants and agreements herein contained, the parties hereto agree as follows:


                                   ARTICLE I
                           PURCHASE AND SALE; CLOSING

                 Section 1.1 Certain Assets and Liabilities. Immediately prior to the closing and consummation of the transaction contemplated by this Agreement, and subject to the terms and conditions of this Agreement, MCI, MCMI and the Coal Subs shall distribute to MAPCO, and MAPCO or a wholly owned subsidiary thereof shall accept and assume, pursuant to an Asset Distribution and Assumption Agreement substantially in the form of Exhibit A attached hereto (the "Distribution Agreement"), the assets and liabilities listed on Schedule I attached thereto (the "Excluded Assets" and the "Excluded Liabilities"; and collectively, the "Excluded Assets and Liabilities").

                 Section 1.2 Purchase and Sale of the Shares. Following the transfer and assumption of the Excluded Assets and Liabilities as contemplated by the Distribution Agreement, and upon the terms and subject to the conditions of this Agreement and in reliance upon the representations, warranties and covenants contained herein, at the Closing (defined below) MAPCO shall sell to NewCo, and NewCo shall purchase from MAPCO, all of the Shares in exchange for the payment by NewCo to MAPCO of $250,000,000 (the "Purchase Price"). MAPCO and NewCo shall allocate the Purchase Price based upon the relative fair market value of the MCI Shares and the MCMI Shares as set forth on Schedule 1.2 hereto.

                 Section 1.3 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") will take place in New York, New York at a mutually agreeable site at 10:00 A.M., local time, on July 31, 1996, or, if later, three business days following the date on which either MAPCO or the Beacon Investors shall have notified the other that all of the conditions set forth in Article VIII shall have been satisfied or waived; provided, however, that, if the notified party can reasonably demonstrate that all of such conditions have not been satisfied or waived, the Closing shall take place three business days following the date on which such conditions have been satisfied or waived; and provided, further that MAPCO and the Beacon Investors may, by agreement in writing, change the date and time for the Closing (the "Closing Date").

                 Section 1.4 Closing Deliveries. At the Closing, the parties shall make the following deliveries:

                          (a)     MAPCO shall sell, deliver and transfer the
Shares to NewCo, together with one or more certificates evidencing each of the MCI Shares and MCMI Shares duly endorsed in blank or with a stock transfer power duly endorsed in blank and affixed thereto, and shall further deliver to NewCo a certificate stating that any stock transfer or sales tax applicable to the transfer of the Shares as contemplated hereby has been paid in full;

                          (b)     MAPCO shall deliver to NewCo the minute book,
stock transfer records or ledger, and the corporate seal, together with a long form certificate of incorporation certified by the secretary of state or other official of the state of incorporation, for each of MCI, MCMI and the Coal Subs;

                          (c)     NewCo shall purchase and accept from MAPCO
the Shares and shall cause to be transferred in immediately available funds to the account or accounts designated in writing by MAPCO at least two days prior to Closing an amount equal to the Purchase Price and, if the Closing occurs after July 31, 1996, simple interest on the Purchase Price from and including August 1, 1996, to, but not including, the Closing Date at the rate of 9 1/2% per annum calculated on the basis of actual days elapsed;

                          (d)     MAPCO and NewCo shall enter into (i) a
Guarantee Continuation and Reimbursement Agreement (the "Guarantee Agreement") in substantially the form attached hereto as Exhibit B, (ii) an Administrative Services and Litigation Support Agreement in substantially the form attached hereto as Exhibit C, (iii) an Indonesian Projects Agreement in a form mutually agreeable to the parties as contemplated by Section 5.9 based upon the terms set forth in Exhibit D, (iv) a Transition Services Agreement in substantially the form attached hereto as Exhibit E, (v) a Trade Name and Trademark License Agreement in substantially the form attached hereto as Exhibit F, and (vi) an Office Sublease in substantially the form attached hereto as Exhibit G.

                          (e)     NewCo shall pay to MAPCO the sum of (i) any
cash advances made by MAPCO to MCI, MCMI or any Coal Sub after July 31, 1996 as contemplated by Section 5.2(a)(xiii), which have not been withdrawn by or distributed back to MAPCO as contemplated by Section 5.2(a)(xiv), together with simple interest at the rate of 9.5% on the average daily balance of any such outstanding cash advances from and after July 31, 1996 to (but not including) the Closing Date, and (ii) the aggregate amount due in respect of charges for services contemplated by the Transition Services Agreement and the Office Sublease for the period from and including August 1, 1996 to and including the Closing Date provided pursuant to Section 5.2(a)(xiv) and (xv).

                          (f)     MAPCO shall deliver or cause to be delivered
to the Beacon Investors and NewCo the instruments, certificates and opinions required to be delivered by it pursuant to Article VIII herein; and

                          (g)     The Beacon Investors and NewCo shall deliver
or cause to be delivered to MAPCO the instruments, certificates and opinions required to be delivered by them pursuant to Article VIII herein.

      Section 1.5      Purchase Price Adjustment as of the Effective Date.

                          (a)     Definitions. For purposes of this Agreement,
the following terms shall have the following meanings:

                                  (i)      "Non-coal Inventory Working Capital"
shall mean Current Assets less Current Liabilities;

                                  (ii)     "Coal Inventory Costs" shall mean
the Per Ton Production Cost multiplied by the actual coal tonnage (historically classified as coal inventory) on the Effective Date. The total Coal Inventory Costs to be used in determining the Purchase Price adjustment shall be the sum of the mine-by-mine calculations of the Per Ton Production Cost multiplied by the coal inventory expressed in tons.

                                  (iii)    "Per Ton Production Cost" shall mean
the per ton costs of coal by mine as set forth on Schedule 1.5(a) hereto (Dotiki $*, Pattiki $*, Martiki $*, Pontiki $*, Mettiki $*, Permac $*, and Racefork $*).

                                  (iv)     "Capital Expenditures" shall mean
those investments (unrelated to any Excluded Asset or Liability) made by MCI, MCMI and the Coal Subs in property, plant equipment, leases and other items which have been capitalized on the books of MCI, MCMI and the Coal Subs in accordance with generally accepted accounting principles consistently applied ("GAAP") on or after January 1, 1996.

                                  (v)      "Current Assets" shall mean the
total dollar value reflected on a consolidated balance sheet of MCI, MCMI, and the Coal Subs prepared in accordance with GAAP of the following accounts: cash, accounts receivable, materials and supply inventory, prepaid royalties-current portion, and other current assets.

                                  (vi)     "Current Liabilities" shall mean the
total dollar value reflected on a consolidated balance sheet of MCI, MCMI and the Coal Subs prepared in accordance with GAAP, and used to determine the Current Assets, of the following accounts: accounts payable, accrued interest, Taxes - current portion, accrued payroll, workers' compensation and related liabilities, medical and long term disability - current portion, freight payable, and other current liabilities.

              (vii)    "Effective Date" shall mean July 31, 1996.

                          (b)     Effective Date Statements. Within 60 days of
the Closing Date, NewCo shall cause MCI to prepare in accordance with GAAP and the principles followed in preparing the Annual Financial Statements (as defined in Section 2.6(a)), and deliver to MAPCO, the following statements as at the Effective Date:

                                  (i)      a consolidated balance sheet (the
"Effective Date Balance Sheet") of MCI, MCMI and the Coal Subs (excluding the Excluded Assets and Liabilities);

                                  (ii)     a statement of Current Assets and
Current Liabilities (the "Working Capital Statement") which shall reflect a calculation of Non-coal


--------------------
* Confidential information has been omitted and filed separately with the Securities and Exchange Commission.

Inventory Working Capital at the Effective Date, and shall include a reconciliation of Current Assets and Current Liabilities to the Effective Date Balance Sheet;

                                  (iii)    a statement of Coal Inventory Costs
on a mine by mine basis, together with a total of such Coal Inventory Costs for all mines in the Business (the "Inventory Costs Statement");

                                  (iv)     an itemized statement of Capital
Expenditures for the period January 1, 1996 through the Effective Date (the "CapEx Statement"); and

                                  (v)      a statement of adjustments to the
Purchase Price (the "Adjustment Statement") which shall reflect (A) the excess (shortfall) in Non-coal Inventory Working Capital at the Effective Date as reflected on the Working Capital Statement over (from) the target of $*, (B) the excess (shortfall) in total Coal Inventory Costs at the Effective Date as reflected on the Inventory Costs Statement over (from) the target of $*, (C) the excess (shortfall) in Capital Expenditures as reflected on the CapEx Statement over (from) the target of $*, and (D) the sum of (A), (B) and (C) which if a positive number shall be deemed to be an increase in the Purchase Price, or if a negative number shall be deemed to be a decrease in the Purchase Price.

NewCo shall cause MCI to make available to MAPCO and its accountants, subject to reasonable confidentiality arrangements, copies of the workpapers used in preparing the aforementioned statements upon request. The Effective Date Balance Sheet, the Working Capital Statement, the Inventory Costs Statement, the CapEx Statement, and the Adjustment Statement are collectively hereinafter referred to as the "Effective Date Statements". Each Effective Date Statement delivered to MAPCO shall be accompanied by a certificate of the Chief Financial Officer of NewCo that such statement was prepared in accordance with this Agreement.

                          (c)     Review; Resolution. MAPCO shall have the
right, within 45 days of delivery of the Effective Date Statements, to have its independent accountants review or audit such statements. Should any such review or audit result in any dispute not subject to mutual resolution by NewCo and MAPCO, such dispute shall promptly be referred for resolution to a third firm of independent public accountants of national standing chosen by agreement of NewCo's and MAPCO's respective independent accountants. The fees and expenses of such third accounting firm shall be shared equally between NewCo and MAPCO, and its decision with respect to such dispute shall be final and binding on the parties hereto.

                          (d)     Payment of Adjustment. If the Adjustment
Statement reflects, following the review or audit and resolution of any dispute contemplated by

--------------------
* Confidential information has been omitted and filed separately with the Securities and Exchange Commission.

Section 1.5(c), a net excess over or a net shortfall from the sum of the aforementioned targets for Non-coal Inventory Working Capital, total Coal Inventory Costs and Capital Expenditures at the Effective Date, then promptly upon completion of such review, audit or resolution, and taking into account the payment or credit of any estimated adjustments made at Closing as contemplated by Section 1.6, the Beacon Investors and/or NewCo shall pay to MAPCO the amount of such net excess, or MAPCO shall pay to NewCo the amount of such net shortfall, as the case may be, together with interest compounded annually at the rate of 9.5% on the amount of such excess or shortfall from and including the day after the Effective Date to (but excluding) the date of payment. Any such payment, together with the interest thereon, shall be deemed to be an adjustment to the Purchase Price paid by NewCo to MAPCO pursuant to
Section 1.2.

                 Section 1.6 Estimated Adjustments at Closing. MAPCO shall prepare, with the assistance of MCI, and deliver to NewCo and the Beacon Investors at least two business days prior to the Closing Date, a statement (the "Estimated Adjustment Statement") showing good faith estimates at the Effective Date of (A) Non-coal Inventory Working Capital, (B) Coal Inventory Costs, and (C) Capital Expenditures. At the Closing, if the Estimated Adjustment Statement shows an excess (shortfall) of the sum of (A), (B) and (C) over (from) the targets for (A), (B) and (C) set forth in Section 1.5(b)(v), then at the Closing, NewCo shall pay to MAPCO the amount of such excess over $1,000,000 together with simple interest thereon at the rate of 9.5% from and including August 1, 1996 to but not including the Closing Date, or MAPCO shall credit against the amount payable at Closing by NewCo the amount of such shortfall over $1,000,000 together with simple interest thereon at the rate of 9.5% from and including August 1, 1996 to but not including the Closing Date, as the case may be. Any such payment or credit, together with the interest thereon, shall be deemed to be an adjustment to the Purchase Price paid by NewCo to MAPCO pursuant to Section 1.2, and shall be accounted for in determining the amount of any final adjustment to the Purchase Price as contemplated by Section 1.5(d).

                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF MAPCO

                 As of the date hereof and as of the Closing Date (except to the extent speaking as to a different date or time), MAPCO represents and warrants to NewCo and the Beacon Investors as follows:

                 Section 2.1 Corporate Status and Authority. MAPCO is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. MAPCO has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and to execute and deliver this Agreement and the MAPCO Agreements (defined below) and to perform its obligations hereunder and thereunder, and consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by MAPCO of this Agreement and the MAPCO Agreements have been duly authorized by the Board of Directors of MAPCO, which constitutes all necessary corporate action on the part of MAPCO for such authorization. This Agreement has been duly executed and delivered by MAPCO and constitutes the valid and binding obligation of MAPCO, enforceable against MAPCO in accordance with its terms. Upon the Closing, the MAPCO Agreements shall be duly executed and delivered by MAPCO and shall constitute the valid and binding obligations of MAPCO, enforceable against MAPCO in accordance with their respective terms.

                 Section 2.2      No Conflicts, etc. Except as set forth in
Schedule 2.2:

                          (a)     The execution, delivery and performance by
MAPCO of this Agreement and of the other MAPCO Agreements and the consummation of the transactions contemplated hereby and thereby will not result in (i) any conflict with the charter documents or by-laws of MAPCO, MCI, MCMI or any of the Coal Subs, or (ii) any material breach or violation of or default under, or result in the creation or imposition of any liens, mortgages, security interests, adverse claims, charges, restrictions, encumbrances or other rights of third parties ("Liens"), under, any statute, regulation, judgment, order or decree, or any mortgage, deed of trust, trust or loan indenture or any other similar instrument to which MAPCO, MCI, MCMI or any of the Coal Subs is a party or by which any of them or their respective properties or assets are bound; and

                          (b)     No consent, approval or authorization of or
filing with any federal, state, local or foreign court, arbitral tribunal, legislative, executive, administrative or regulatory authority or agency (a "Governmental Authority") is required on the part of MAPCO, MCI, MCMI or any of the Coal Subs in connection with the execution and delivery of this Agreement and the MAPCO Agreements or the consummation of the transactions contemplated hereby or thereby, except (i) filings required with respect to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the regulations promulgated thereunder (the "HSR Act") and (ii) filings, consents or approvals which, if not made or obtained prior to Closing are not, individually or in the aggregate, reasonably expected to have a Material Adverse Effect (as defined below in Section 8.6).

                 Section 2.3 Corporate Status and Authority of MCI, MCMI and the Coal Subs. Each of MCI, MCMI and the Coal Subs (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; (ii) has all requisite corporate power and authority to conduct its business and to own or lease its properties, as presently and then conducted, owned or leased; (iii) is duly qualified to do business in each jurisdiction in which the nature of its business or the location of its assets requires it to be so qualified, other than those jurisdictions in which the failure to be so qualified is not, individually or in the aggregate, reasonably expected to have a Material Adverse Effect. None of MCI, MCMI or any Coal Sub has any equity interest or investment in any corporation, partnership, joint venture, limited liability company, association or other business organization other than as set forth on Schedule 2.3.

                 Section 2.4 Ownership of MCI, MCMI and the Coal Subs. With respect to the Shares and the capital stock issued by the Coal Subs (a) MAPCO owns beneficially and of record all of the Shares free and clear of any Lien other than Liens for taxes and assessments and other governmental charges not yet due or which are being contested in good faith and by appropriate proceedings identified on Schedule 2.14(e), (b) MCI owns beneficially and of record all of the issued and outstanding capital stock of each of the Coal Subs listed as being owned by MCI on Schedule 2.3 free and clear of any Lien other than Liens for taxes and assessments and other governmental charges not yet due, and (c) MCMI owns beneficially and of record all of the issued and outstanding capital stock of each of the Coal Subs listed as being owned by MCMI on Schedule 2.3 free and clear of any Lien other than Liens for taxes and assessments and other governmental charges not yet due. All such shares of capital stock have been duly authorized, validly issued and are fully paid and nonassessable. There are no outstanding options, warrants, conversion or other rights or agreements of any kind (except as contemplated hereby) for the purchase or acquisition from, or the sale or issuance by, MAPCO, MCI, MCMI or any of the Coal Subs of any shares of capital stock of any of MCI, MCMI or any of the Coal Subs, and no authorization therefor has been given.

                 Section 2.5 Transfer of Shares. Upon delivery of the Shares and payment of the purchase price therefore as contemplated by this Agreement, NewCo will receive good and valid title to the Shares purchased by it, free and clear of any lien, security interest, charge, claim or encumbrance of any kind, except as such may arise from acts or omissions of NewCo or the Beacon Investors and except for restrictions on transfer under the Securities Act of 1933, as amended.

                 Section 2.6      Annual Financial Statements.

                          (a)     MAPCO will promptly deliver to the Beacon
Investors following the execution hereof, but in any event prior to the Closing, complete and correct copies of audited combined statements of income and cash flows for the fiscal years ended December 31, 1995, 1994, and 1993 and audited combined balance sheets as at December 31, 1995 and 1994 of MCI, MCMI and the Coal Subs, together with the notes thereto, accompanied by an unqualified report of MAPCO's independent auditors Deloitte & Touche LLP (the "Annual Financial Statements"), which Annual Financial Statements shall not differ in any material respects from the most recent drafts thereof previously provided to the Beacon Investors.

                          (b)     The Annual Financial Statements have been
prepared in accordance with GAAP applied on a consistent basis throughout the periods presented in such Annual Financial Statements, except as set forth in the notes thereto.

                          (c)     The Annual Financial Statements present
fairly in all material respects the combined financial condition and results of operations of MCI, MCMI and the Coal Subs as at the dates and for the respective periods therein indicated.

                 Section 2.7 Absence of Undisclosed Liabilities. Except as set forth on Schedule 2.7 or as disclosed in the other Schedules delivered hereunder, to the knowledge of MAPCO, MCI, MCMI and the Coal Subs, there are no events or uncertainties that will result or that are reasonably likely to result in any liability or liabilities of MCI, MCMI, or any of the Coal Subs, whether absolute, accrued, contingent or otherwise, which are material other than (a) liabilities required by GAAP to be reflected on or reserved against in financial statements, (b) liabilities reflected on or reserved against in the Annual Financial Statements or disclosed in the notes thereto, and (c) contract liabilities that, if incurred after the date hereof, would not result in a breach of the covenants set forth in Section 5.2(a)(xii). For purposes of this
Section 2.7 only, a liability shall be material if it is (i) reasonably expected to exceed $100,000 or (ii) related to another liability by virtue of arising from the same facts and circumstances, and taken together with each other such related liability is reasonably expected to exceed $100,000.

                 Section 2.8      Assets.

                          (a)  Real Property Interests. Schedule 2.8(a) sets
forth a true and complete list of all (i) lands and interests in lands, or portions thereof, owned, leased, subleased or otherwise controlled by MCI, MCMI or the Coal Subs which are being actively mined as of the Closing Date (the "Operating Properties"); (ii) lands and interests in lands, or portions thereof, owned, leased, subleased or otherwise controlled by MCI, MCMI or the Coal Subs which are currently identified for use in the mining or producing of coal in the applicable "Five Year Plan(s)" (defined below) ("Active Operating Reserves"); (iii) lands and interests in lands, or portions thereof, together with improvements thereon owned, leased or otherwise controlled by MCI, MCMI or the Coal Subs which are currently occupied and used by MCI, MCMI or the Coal Subs for operation of active mine opening, (or in the case of MCMI, which are intended to be used for active mine openings when operations commence), air shafts, mine slopes, coal preparation and processing plants, slurry and refuse disposal areas, product silos and stockpile areas, electrical power substations owned by MCI, MCMI or the Coal Subs, rail load outs, coal loading facilities, above-ground conveyor systems and structures connected to preparation plant facilities, acid mine drainage treatment facilities, office buildings, bathhouses, laboratories and warehouses, and other material surface and subsurface support facilities associated therewith ("Operating

Facility Properties"); and (iv) all other material lands and interests in land owned, leased, subleased or otherwise controlled by MCI, MCMI or the Coal Subs ("Non-Operating Properties"). The Operating Properties, Active Operating Reserves, Operating Facility Properties and Non-Operating Properties are sometimes referred to herein as the "Real Property Interests."

                          (b)  For purposes of this Agreement, except as
otherwise provided herein, the term "Five Year Plan" shall refer to currently projected mining operations at each mining complex during the five year period commencing January 1, 1996 (except in the case of the mining complex planned in Gibson County, Indiana, during the five year period beginning when mining operations are to commence), as depicted on mine engineering map projections or plans described on Schedule 2.8(b), copies of which have been provided to Beacon Investors or their representatives; provided, however, that the "Five Year Plan" applicable to the Coal Subs designated as the Virginia Division shall refer to the operations plan including the calendar year 1996 described on Schedule 2.8(b), a copy of which has been provided to Beacon Investors or their representatives.

                          (c)     (i)  Except as set forth in Schedule 2.8(a),
each of MCI, MCMI and the Coal Subs, as applicable, (x) has good and marketable title to the Operating Facility Properties owned by MCI, MCMI or the Coal Subs, free and clear of Liens other than Permitted Encumbrances, and (y) with respect to those Operating Facility Properties leased, subleased or otherwise controlled by MCI, MCMI or the Coal Subs, has good and marketable leasehold or other title to same assuming that the lessor granting such leasehold interest also has good and marketable title to, or a good and marketable leasehold interest in, the applicable Operating Facility Property, free and clear of Liens other than Permitted Encumbrances, and the lease, sublease or other instrument pursuant to which such Operating Facility Property is held permits the present and intended use or operation of the facility located thereon for a period co-existent with MCI's, MCMI's or the Coal Sub's present and anticipated need for such facilities subject to the terms, conditions, provisions and limitations in such instruments.

                                  (ii)  Except as set forth in Schedule 2.8(a),
each of MCI, MCMI and the Coal Subs has Merchantable Title (defined below) to its Operating Properties and Active Operating Reserves sufficient in all material respects to conduct its business as it has been, and is presently being conducted and as contemplated by the Five Year Plan(s), free and clear of Liens other than Permitted Encumbrances.

                                  (iii)  Except as provided in (ii) above and
Sections 2.8(f)(iii) and 2.8(f)(vii) below, MAPCO makes no warranties or representations of title concerning the Non-Operating Properties.

                          (d)  For purposes of this Agreement, the term
"Merchantable Title" shall mean, with respect to any Real Property Interest, and subject to the terms, conditions, provisions and conditions contained in the Realty Deeds and Leases (defined below) creating such Real Property Interest, the ownership, rights, possession and title in the jurisdiction and locale where the Real Property Interest is located which, is in each case legally sufficient in all material respects to mine, remove, process and transport coal by the mining methods currently utilized or contemplated by the Five Year Plan applicable to the mining complex where the Real Property Interest is located, excepting the "Permitted Encumbrances" (defined below) and such title defects, imperfections, limitations, correlative rights, or appurtenant rights or obligations contained in, arising from or created by the instrument under which MCI, MCMI or the Coal Subs hold title to said Real Property Interest, or contained in its chain of title thereto, which do not materially and adversely affect current or intended use or operation of the subject Real Property Interest as contemplated by the applicable Five Year Plan or which are capable of being routinely addressed, cured, avoided or assumed in the ordinary course of business and land management of MCI, MCMI or the Coal Subs. For purposes of this Section 2.8, a title defect, imperfection or limitation shall be deemed capable of being cured in the ordinary course of business if the particular issue may be resolved at an expense of less than $20,000.

                          (e)  For purposes of this Agreement, the term
"Permitted Encumbrances" shall mean the following: (i) all easements or rights of way, including prescriptive rights, whether of record or apparent on the premises, including, but not limited to, roads, highways, pipelines, flood or flowage easements, underground gas storage rights, railroad and utility easements or rights-of-way, none of which materially and adversely interfere with the current or intended use of the Real Property Interest(s) affected by the easement or right-of-way in the execution of the Five Year Plan; provided, however, electric power transmission lines and/or natural gas pipelines, and easements associated therewith, which may require relocation at the MCMI No. 1 Mine, Pontiki Mine, the Martiki Mine and/or the Toptiki Mine, and outconveyances of lands or interests in lands to utility companies to permit the construction and installation of electric power substations and other facilities necessary or desirable for current or future operation of the mines or supporting facilities, shall be deemed Permitted Encumbrances regardless of whether they, or any of them, may materially and adversely affect the current or intended use of the Real Property Interests or mining or other operations contemplated by the Five Year Plan(s); (ii) liens to secure the payment of real estate taxes not yet due and payable or which are being contested in good faith by appropriate proceedings; (iii) landlord's liens and statutory liens for mechanics, materialmen or laborers for work and labor delivered to or performed on the premises securing obligations of MCI, MCMI or the Coal Subs or their contractors incurred in the ordinary course of business; (iv) specific encumbrances and exceptions noted in Schedule 2.8(a); (v) conditions, encumbrances and covenants of record and title exceptions, reservations, limitations, defects and encumbrances which do not materially impair or interfere with current or planned mining operations in the execution of the Five Year Plan and (vi) farm, grazing, hunting, recreational and residential leases in which MCI, MCMI or the Coal Subs is or are the lessor and which do not materially interfere with the current or intended use of the property burdened thereby.

                          (f)     (i)      Except as disclosed in Schedule
2.8(a), to the knowledge of MCI, MCMI and the Coal Subs, no material adverse claims or disputes currently exist or have been threatened or asserted with regard to the Real Property Interests which are reasonably expected to have a material adverse effect upon the right, title or interest of MCI, MCMI or the Coal Subs to the Real Property Interests or upon continuing mining operations in the ordinary course of business at the affected mining complex as contemplated by the applicable Five Year Plan.

                                  (ii)     True and complete copies of each
deed, lease, sublease, surface agreement, easement, reservation, wheelage agreement and other agreements or instruments pursuant to which any of MCI, MCMI or the Coal Subs acquired or leased the Real Property Interests, or conveyed, subleased or otherwise granted to others any interest therein, (the "Realty Deeds and Leases"), together with copies of any title opinions, abstracts, surveys and appraisals in the possession of MCI, MCMI or the Coal Subs or the law firm of Bowles, Rice, McDavid, Graff, Love & Getty and any policies of title insurance currently in effect with respect to the Real Property Interests have been made available to the Beacon Investors or their representatives; provided, however, MAPCO makes no representation or warranty as to the accuracy or completeness of any of said title opinions, abstracts, surveys or appraisals.

                                  (iii)    Except as set forth in Schedule
2.8(a), each of the Realty Deeds and Leases is valid and enforceable against MCI, MCMI and/or the Coal Subs, as applicable, and to the knowledge of MAPCO, MCI, MCMI and the Coal Subs, each of the other parties thereto, is in full force and effect, and none of MCI, MCMI and the Coal Subs is in material default in the payment or performance or observance of any term, provision, covenant or condition of the Realty Deeds and Leases to which any of them is a party or by which any of them or their respective properties or assets may be bound, nor are MAPCO, MCI, MCMI or the Coal Subs aware of facts or other circumstances which with notice and passage of time would constitute a default, except for such default or defaults as are not, individually or in the aggregate, reasonably expected to have a material adverse effect on the operation or use of any Operating Facility Property, or as contemplated by the applicable Five Year Plan(s), upon the Operating Property or Active Operating Reserve or future use of a Non-Operating Property in connection with the Business.

                                  (iv)     Neither the whole or any part of a
Real Property Interest is subject to any pending suit for condemnation or other taking by a public authority, and to their knowledge, no such condemnation or other taking is threatened or contemplated.

                                  (v)      Except as set forth in Schedule
2.8(a), none of MCI, MCMI or the Coal Subs have wilfully and/or intentionally trespassed, is wilfully and/or intentionally trespassing, or has received notice of any claim asserting a wilful and/or intentional trespass on the land or interests in land of a third party in connection with the operation of the Business.

                                  (vi)     Schedule 2.8(a) discloses those
material Real Property Interests not yet owned, leased, subleased or otherwise controlled by MCI, MCMI or the Coal Subs which are included on the tract maps for each mine as described on Schedule 2.8(a), and which are anticipated to be mined as contemplated by the current Five Year Plans. The tract maps for each mine as described on Schedule 2.8(a) indicate those material Real Property Interests not yet owned, leased or subleased or otherwise controlled by MCI, MCMI or the Coal Subs and which are currently anticipated by MAPCO, MCI, MCMI or the Coal Subs to be mined within the five-year period subsequent to the applicable Five Year Plan. Except as set forth in Schedule 2.8(a), MAPCO, MCI, MCMI and the Coal Subs are not aware of any fact or circumstance which would prevent MCI, MCMI or the Coal Subs from acquiring the rights necessary to mine, use or operate those properties anticipated to be mined as contemplated by the current Five Year Plans, or currently anticipated by MAPCO, MCI, MCMI or the Coal Subs to be mined within the five-year period subsequent to the applicable Five Year Plan, on then customary terms and conditions, consistent with industry norms for the applicable geographic region, and MCI's, MCMI's and the Coal Subs' past experience.

                                  (vii)    Except as set forth in Schedule
2.8(a) or for Permitted Encumbrances, none of MCI, MCMI or the Coal Subs have encumbered its Real Property Interests and each of MCI and the Coal Subs has, or subject to the limitations and conditions set forth in the last sentence of
Section 2.8(f) (vi) above and Schedule 2.8(a), will be able to acquire Real Property Interests necessary to execute the applicable Five Year Plans.

                          (g)     Personal Property. All equipment, machinery,
motor vehicles, furniture, supplies and other tangible personal property used by each of MCI, MCMI and the Coal Subs (the "Personal Property"), is in satisfactory working condition (normal wear and tear excepted) and suitable in all material respects for the purposes for which it is currently being used, except for such items of Personal Property currently being repaired or rebuilt, or not currently in use and not intended to be returned to service. Except as set forth in Schedule 2.8(g), each of MCI, MCMI or a Coal Sub, as the case may be, has good and valid title to the Personal Property owned by it and good and valid leasehold interests in all Personal Property leased by it, in each case free and clear of any and all Liens other than Permitted Liens. True and complete copies of each lease or exchange contract related to Personal Property requiring an aggregate payment of $100,000 or more in any single year has been, or prior to Closing will be made available and delivered, if requested, to the Beacon Investors. For the purposes of this Agreement, the term "Permitted Liens" shall mean (a) Liens for taxes and assessments or governmental charges not yet due or which are being contested in good faith and by appropriate proceedings identified on Schedule 2.14(e), (b) statutory Liens of landlords, carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due, (c) Liens in respect of pledges or deposits under worker's compensation laws or similar legislation, unemployment insurance or other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, (d) Liens reflected in the Annual Financial Statements (defined above), (e) Liens set forth on Schedule 2.8(a), (f) Liens arising from this Agreement or any of the transactions contemplated hereby, and (g) Liens which do not detract from the value or interfere with the current use, and the use presently planned by MAPCO and its subsidiaries, of the assets and properties of the Business in any material respect.

                          (h)  Intellectual Property. To the knowledge of
MAPCO, MCI, MCMI and the Coal Subs, the Business is not currently infringing upon the intellectual property rights of any third party.

                          (i)     Mining Data. MAPCO has provided the Beacon
Investors and John T. Boyd Company ("Boyd") with access to all requested material geological data, reserve data, mine maps, core hole logs and associated data, coal measurements, coal samples, lithologic data, coal reserve calculations or reports, washability analyses or reports, mine plans, mining permit applications and supporting data, engineering studies and all other information, maps, reports and data in the possession of MAPCO relating to or affecting MCI's, MCMI's or the Coal Subs' coal reserves, coal ownership, coal leases (whether any Coal Sub is a lessee, lessor, sublessee or sublessor), mining conditions, mines and mining plans utilized by the Coal Subs in the ordinary course of operations (collectively, the "Mining Data"). To the knowledge of MAPCO, MCI, MCMI and the Coal Subs, the Mining Data provided to Boyd and the Beacon Investors was as of its date free from any material inaccuracies, taking into account any item of Mining Data that was corrected by any other item of Mining Data dated subsequent thereto. Each of MAPCO, MCI, MCMI and the Coal Subs have reviewed the final report delivered by Boyd dated June 1996 (the "Boyd Report") prior to the Closing and referred to in Section 8.4(g) with respect to MCI's, MCMI's, or the Coal Subs' coal reserves (including quantity and quality), coal ownership, coal leases (whether any Coal Sub is a lessee, lessor, sublessee or sublessor), mining conditions, mines and mining plans, and to the knowledge of each of MAPCO, MCI, MCMI and the Coal Subs, the Boyd Report, including the conclusions therein, are free of any material inaccuracies.

                 Section 2.9 Material Contracts. Schedule 2.9 lists all written agreements, contracts and commitments of the following types to which MCI, MCMI or any of the Coal Subs is a party or by which MCI, MCMI or any of the Coal Subs or any of their respective properties is bound as of the date hereof, and to or by which MCI, MCMI or any of the Coal Subs will be bound immediately prior to and at the Closing (other than Realty Deeds and Leases, which are provided for in Section 2.8; and labor or employment-related agreements, which are provided for in Section 2.11; and agreements, contracts and commitments permitted to be entered into from the date hereof to the Closing Date, inclusive, pursuant to Section 5.2):

                          (a)     joint venture, limited liability company and
general and limited partnership agreements;

                          (b)     mortgages, loan or trust indentures, loan or
credit agreements; security agreements and other agreements and instruments relating to the borrowing of money or extension of credit;

                          (c)     guarantees by MAPCO of any obligations of
MCI, MCMI or any of the Coal Subs;

                          (d)     guarantees by MCI, MCMI or any Coal Sub of
any obligations of any of their respective Affiliates (defined below) or any third party;

                          (e)     any agreement (other than any agreement
described in either Section 2.9(h) or Section 2.9(j), below) for the sale, purchase, lease, transfer or other disposition of any Real Property Interest, equipment or any other asset, property or right (other than Excluded Assets) between any of MCI, MCMI or the Coal Subs and another party involving an amount in excess of $1,000,000;

                          (f)     any lease or exchange contract for Personal
Property requiring an aggregate payment of $100,000 or more in any single year;

                          (g)     any agreement involving a sharing of profits
involving or anticipated to involve more than $1,000,000;

                          (h)     any agreement relating to (i) the sale or
purchase of coal in excess of 100,000 tons; or having a fixed price for coal delivered over a period of more than eleven months; or (ii) the furnishing or purchase of contract mining services, or any agreement relating to any sales agency, brokerage, marketing, distribution or similar matters, in each case involving an amount in excess of $1,000,000;

                          (i)     any agreement limiting the freedom of any of
MCI, MCMI and the Coal Subs to compete in any line of business or in any area or with any person to do business with any person;

                          (j)     any agreement involving the payment by any of
MCI, MCMI or the Coal Subs of any royalties, commissions or overrides with respect to any coal mined and removed from the Real Property Interests, in each case involving (or anticipated to involve) an amount in excess of $100,000 per year; and

                          (k)     any other agreements, contracts and
commitments which are not of a type referred to in Sections 2.9(a) through (j) above and which are not subject to termination by MCI or MCMI or any of the Coal Subs on notice of 90 days or less and which require payment by MCI, MCMI or any of the Coal Subs after the date hereof of more than $1,000,000, other than standing purchase orders or basic ordering arrangements for materials and supplies to be used in the ordinary course of business.

                 To the knowledge of MAPCO, MCI, MCMI and the Coal Subs, except as set forth on Schedule 2.9, each such material contract identified in paragraphs (a) through (k) of this Section 2.9, and each contract for the purchase or sale of coal to which MCI, MCMI or any of the Coal Subs is a party and which has not been terminated prior to the date hereof, is in full force and effect in accordance with its terms and is valid and binding as to the parties thereto, except as may be limited by laws affecting bankruptcy, insolvency or creditors rights generally, or by general equitable principles. Except as set forth on Schedule 2.9, none of MCI, MCMI or any of the Coal Subs is in default in the payment or performance or observance of any such material contract to which any of them is a party or by which any of them or their respective properties or assets may be bound, except for such default or defaults as are not, individually or in the aggregate, reasonably expected to have a Material Adverse Effect.

                 Section 2.10 Affiliate Arrangements. Except as set forth in Schedule 2.10:

                          (a)     None of MCI, MCMI or any Coal Sub is a party
to or is bound by any contract, agreement or other commitment, whether or not in the ordinary course of business, with MAPCO or any subsidiary of MAPCO (other than MCI, MCMI and the Coal Subs) or, to MAPCO's knowledge, any director or officer of MAPCO; and

                          (b)     There are no guarantees, performance bids or
completion bonds, or surety or indemnification agreements or obligations or other contingent obligations (i) by MCI, MCMI or a Coal Sub of any obligations of MAPCO, any other division or business of MAPCO or any subsidiary of MAPCO (other than MCI, MCMI or a Coal Sub) or (ii) by MAPCO or any subsidiary of MAPCO (other than MCI, MCMI or a Coal Sub) of any obligation of MCI, MCMI or Coal Sub.

                 Section 2.11     Employment Agreements and Benefits, etc.

                          (a)     Employment Agreements and Plans. Schedule
2.11(a) lists all written material plans, programs, arrangements, agreements, contracts and commitments of the following types to which MCI, MCMI or any of the Coal Subs is a party and which are maintained or entered into for the benefit of the employees of MCI, MCMI or any of the Coal Subs, including such of MAPCO's plans for its employees in which employees of MCI, MCMI or any of the Coal Subs participate: (i) employment and consulting agreements (including severance, retention and termination agreements); (ii) collective bargaining agreements or memoranda of understanding; and (iii) profit sharing, pension, retirement, bonus, incentive compensation, stock option, deferred compensation, medical, life, disability or other material employee benefit plans, programs or arrangements.

                          (b)     Remuneration. Schedule 2.11(b) lists each
employee of MCI, MCMI or any of the Coal Subs whose current annual base salary rate exceeds $125,000, together with such base salary rate for each such employee.

                          (c)     ERISA. All employee benefit plans that are
required to be disclosed on Schedule 2.11(a) and are subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (the "Plans") comply in all respects and have been established, operated and administered in accordance with their terms and the requirements of ERISA and the Internal Revenue Code of 1986, as amended (the "Code"), except for any failures to comply that are not, individually and in the aggregate, reasonably expected to have a Material Adverse Effect. Each plan, program, arrangement, agreement, contract or commitment which is required to be disclosed on Schedule 2.11(a) and which is not a Plan (a "Benefit Arrangement") complies in all respects and has been established, operated and administered in accordance with its terms and the requirements of applicable law, except for any failures to comply that are not, individually and in the aggregate, reasonably expected to have a Material Adverse Effect. No material liability (other than for annual premiums) to the Pension Benefit Guaranty Corporation has been, or is reasonably expected to be, incurred by MCI, MCMI or any of the Coal Subs with respect to any Plan or any other employee benefit plan which is maintained or contributed to by MAPCO or by any member of the same controlled group of corporations as MAPCO (an "ERISA Affiliate") within the meaning of section 4001(a)(3) of ERISA and which is subject to Title IV of ERISA. None of MCI, MCMI or any of the Coal Subs has incurred any material liability for any tax or penalty imposed by section 4975 of the Code or section 502(i) of ERISA with respect to any Plan. Except as described in Schedule 2.11(c), none of MCI, MCMI, any of the Coal Subs, MAPCO or any ERISA Affiliate has withdrawn at any time within the preceding six years from any multiemployer plan, as defined in section 3(37) of ERISA, except for any such withdrawals which did not result in any material withdrawal liability to MCI, MCMI, any Coal Sub, MAPCO or any ERISA Affiliate that has not been paid when due. Except as described in Schedule 2.11(c), there are no material pending or, to MAPCO's knowledge, threatened claims by or on behalf of any Plan or by any employee involving any Plan or Benefit Arrangement (other than routine claims for benefits). Except as described in Schedule 2.11(c), all material contributions required to have been made by MCI, MCMI or any of the Coal Subs to any Plan or under any Benefit Arrangement have been made timely. There does not exist any accumulated funding deficiency within the meaning of either Section 412 of the Code or Section 302 of ERISA as to any Plan or any other employee benefit plan which is maintained or contributed to by MAPCO or any ERISA Affiliate. Each Plan which is intended to qualify under
Section 401(a) of the Code has received a determination letter concluding that such Plan so qualifies, and no amendment has been adopted or action has been taken by MAPCO, MCI, MCMI or any Coal Sub that, to the knowledge of MAPCO, would cause such Plan to lose its qualified status. Except as set forth in
Schedule 2.11(c) and as provided under any Plan, none of MAPCO, MCI, MCMI or any Coal Sub provides post-retirement medical or life insurance benefits or coverage to any of its current or former employees or to any dependent of any such current or former employee, except as may be required under Section 4980B of the Code or Section 601 of ERISA. Except as provided under any Plan or any Benefit Arrangement, the consummation of the transactions contemplated by this Agreement will not result in a "change of control" under any Plan or any Benefit Arrangement and will not result in any increase in the amount of compensation or benefits or, except as specifically provided herein, accelerate the vesting or timing of payment of any compensation or benefits payable to or in respect of any current or former employee of MCI, MCMI or any of the Coal Subs or the beneficiary or dependent of any such current or former employee. All representations and warranties in this Section 2.11(c) are made to the knowledge of MAPCO to the extent related to any multiemployer plan.

                          (d)     MCI Labor Matters. Except as set forth on
Schedule 2.11(d), (i) no employee of MCI, or any of the Coal Subs owned by MCI, is currently represented by a labor union, (ii) there are no collective bargaining agreements or memoranda of understanding applicable to any employees of MCI or any of the Coal Subs owned by MCI, (iii) no material strikes, slowdowns, lockouts or work stoppages or material labor arbitrations, grievances or disputes involving employees of MCI, or any of the Coal Subs owned by MCI are pending or, to the knowledge of MAPCO, threatened, (iv) to the knowledge of MAPCO, there is no organizational activity on the date hereof underway at MCI or any of the Coal Subs owned by MCI, (v) none of MCI or the Coal Subs owned by MCI is or, to the knowledge of MAPCO, has ever been party to or bound by any National Bituminous Coal Wage Agreement, collective bargaining agreement or other labor union contract or is party to, involved in or, to the knowledge of MAPCO, threatened by any material labor dispute, unfair labor practice charge, labor arbitration proceeding or grievance proceeding, (vi) none of MCI or the Coal Subs owned by MCI has any material liability under the Coal Industry Retiree Health Benefit Act of 1992,

(vii) MCI and the Coal Subs owned by MCI have complied in all material respects with wage, hour and collective bargaining laws and the payment of social security and similar taxes, and (viii) no person has asserted that MCI or any Coal Sub owned by MCI is liable in any material amount for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing.

                          (e)     MCMI Labor Matters. Schedule 2.11(e)
discloses all relevant history of labor relations at MCMI and Scotts Branch Company, Inc., a Delaware corporation ("Scotts Branch") and the sole subsidiary of MCMI since March 31, 1989, the date that MCMI acquired Scotts Branch, and in such disclosure addresses each of the matters referred to in Section 2.11(d)(i) through (viii). Since March 31, 1989, neither MCMI nor Scotts Branch has conducted active mining operations, other than (i) certain mine maintenance operations that were initially conducted by MCMI's own employees and since August 23, 1994, have been conducted by several independent contractors and
(ii) certain transloading operations which commenced February, 1996. MCMI currently has one full time employee and one irregular full time employee, and Scotts Branch currently has no employees.

                 Section 2.12 Governmental Authorizations; Compliance with Law. Except as otherwise set forth in Schedule 2.12, and except as are not, individually or in the aggregate, reasonably expected to have a Material Adverse Effect, MCI, MCMI and the Coal Subs (a) hold all licenses, permits, waivers and other governmental authorizations necessary for the conduct of the Business (the "Permits") as presently conducted and (b) has Permits, or is preparing application for Permits, necessary for the conduct of the Business as presently planned by MAPCO and its subsidiaries but not yet in operation. A list of current Permits is set forth on Schedule 2.12. Complete and correct copies of each Permit and Permit application have been, or prior to Closing will be, made available to the Beacon Investors. Except as set forth on
Schedule 2.12, the Business has been and is being conducted by MAPCO, MCI, MCMI and the Coal Subs in substantial compliance with all statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, and Permits applicable to MAPCO, MCI, MCMI, any Coal Sub or the Business, except for violations or failures to so comply as are not, individually or in the aggregate, reasonably expected to have a Material Adverse Effect. Except as set forth on Schedule 2.12, none of MAPCO, MCI, MCMI or any of the Coal Subs has received any written notice of or, to the knowledge of MAPCO, MCI, MCMI or the Coal Subs, is aware of facts and circumstances which constitute a violation of any statute, rule, regulations, judgement, order, decree, Permit, concession, franchise or other governmental approval applicable to any of them or to the Real Property Interests, the Business or to any of their other properties, including without limitation Environmental Laws (defined below), but excluding any violations of the federal Mining Safety and Health Act of 1977, as amended, or of any corresponding state law issued since January 1, 1991 or which relate to matters that are not or have not been resolved as of the date hereof, except for violations as are not, individually or in the aggregate, reasonably expected at the date of this Agreement to have a Material Adverse Effect. Except as set forth on Schedule 2.12, to the knowledge of MAPCO, MCI, MCMI or the Coal Subs, no event has occurred or other fact exists with respect to the Permits or material representations made in Permit applications which MAPCO, MCI, MCMI or the Coal Subs reasonably expects to cause or result in denial of any Permit application, termination of any of the Permits or in any other impairment of the rights of the Permit applicant or the holder of any of the Permits, except such denials, terminations or impairments as are not, individually or in the aggregate reasonably expected as of the date of this Agreement to have a Material Adverse Effect. Except as set forth on Schedule 2.12, MCI, MCMI and the Coal Subs have substantially performed their respective obligations under the Permits, except for such failures to perform or breaches as are not, individually or in the aggregate, reasonably expected to have a Material Adverse Effect. Except as set forth on Schedule 2.12, there is not pending or, to the knowledge of MAPCO, MCI, MCMI or the Coal Subs, threatened, any application, petition, complaint, challenge, objection or other pleading or notice of correspondence with any Governmental Authority which challenges or questions the validity of any rights of the holder under any Permit or Permit application.

                 Section 2.13 Litigation. Except as set forth in Schedule 2.13, there is no claim, legal action, suit, arbitration, governmental investigation known to MAPCO or other administrative proceeding, nor any order, decree or judgment in progress, pending or in effect or, to the knowledge of MAPCO, threatened, which (a) individually or in the aggregate is reasonably expected to have a Material Adverse Effect, or (b) is related to the transactions contemplated by this Agreement, or any action taken or to be taken by MAPCO, MCI, MCMI or any of the Coal Subs in connection herewith or therewith. Except as set forth in Schedule 2.13 or in the case of routine garnishment orders, none of MCI, MCMI or any Coal Sub is subject to any outstanding order, writ, injunction or decree domestic or foreign, related to its business or related to the transactions contemplated by this Agreement, which, if not obeyed, could lead to a civil fine or penalty of $10,000 or more, or could lead to criminal liability on the part of NewCo, MCI, MCMI or any of the Coal Subs, or any officer or employee thereof.

                 Section 2.14 Taxes. (a) Except as set forth in Schedule 2.14(a) (i) none of MCI, MCMI or any of the Coal Subs (or their successors) will be required to pay any liability for Taxes attributable to periods ending on or prior to the Closing Date but not due and payable by the Closing Date, for which MCI, MCMI or any of the Coal Subs (or their successors) may be held liable as a member of the MAPCO Consolidated Group (defined below) pursuant to section 1.1502-6(a) of the Treasury Regulations or as a member of any combined, consolidated or unitary group of which either MAPCO or any Non-Company Affiliates (defined below) is or was a member pursuant to any similar provision of any state, local or foreign law with respect to Taxes, except as specifically provided in Section 5.14(b), (ii) MCI, MCMI and each of the Coal Subs have (or by the Closing Date will have) timely and duly filed with the appropriate governmental authorities all Returns (defined below) required to be filed on or prior to the Closing Date or have (or by the Closing Date will have) validly extended the time for filing such Returns to a date after the Closing Date (except for such failures to so file as are not, individually or in the aggregate, reasonably expected to have a Material Adverse Effect, (iii) all Taxes (defined below) required to be shown as due thereon have (or by the Closing Date will have) been timely and duly paid, (iv) no claim, or proposal for assessment, adjustment or collection of Taxes with respect to which a written notice has been received by MAPCO, any Non-Company affiliate, MCI, MCMI or any of the Coal Subs is being asserted in writing against MCI, MCMI or any of the Coal Subs, other than assessments for Taxes neither due nor in default, (v) MCI, MCMI and each of the Coal Subs have established (and until the Closing will continue to establish and maintain) on their books and records reserves in compliance with GAAP for the payment of all Taxes for which they will be required to file Returns and which are not yet due and payable as of the Closing Date, and (vi) MAPCO and the Non- Company Affiliates have (or by the Closing Date will have) paid all Taxes due and payable prior to or on the Closing Date, for which MCI, MCMI or any of the Coal Subs (or their successors) may be held liable as a member of the MAPCO Consolidated Group (defined below) pursuant to section 1.1502-6(a) of the Treasury Regulations or as a member of any combined, consolidated or unitary group of which either MAPCO or any Non-Company Affiliate (defined below) is or was a member pursuant to any similar provision of any state, local or foreign law with respect to Taxes;

                          (b)     Except as set forth on Schedule 2.14(b),
there are no tax allocation or tax sharing agreements between MCI, MCMI and the Coal Subs, on the one hand, and MAPCO or any Non-Company Affiliate, on the other hand;

                          (c)     Except as set forth on Schedule 2.14(c), no
written agreement or other document extending or waiving, or having the effect of extending or waiving, the period of assessment or collection of any Taxes against MCI, MCMI and each of the Coal Subs, and no power of attorney with respect to any such Taxes, has been executed or filed with the appropriate governmental authorities;

                          (d)     Except as set forth on Schedule 2.14(d), all
Taxes required to be withheld by MCI, MCMI and each of the Coal Subs pursuant to Sections 1441, 1442, 1445 or any other provision of the Code or under any state, local or foreign laws on or prior to the Closing Date have (or by the Closing Date will have) been duly and timely paid to the appropriate governmental authorities or properly set aside in accounts for such purposes, except for such failures to so pay or set aside as are not, individually or in the aggregate, reasonably expected to have a Material Adverse Effect;

                          (e)     Except as set forth on Schedule 2.14(e), (i)
no administrative or judicial proceedings are presently pending or have been proposed with respect to which a written notice has been received by MAPCO, any Non- Company Affiliate, MCI, MCMI or any of the Coal Subs, against MCI, MCMI or any of the Coal Subs with respect to any Taxes; and (ii) no written notice relating to any such proceeding has been received by MAPCO, any Non-Company Affiliate, MCI, MCMI or any of the Coal Subs;

                          (f)     Except as set forth on Schedule 2.14(f), (i)
the audits of federal income Returns of MAPCO, MCI, MCMI and each of the Coal Subs for all taxable periods ended on or before 1989 have been completed; (ii) the federal income Returns of MAPCO, MCI, MCMI and each of the Coal Subs for the following taxable periods are currently under audit: 1990, 1991 and 1992;
(iii) no other federal and no state, local or foreign audits are presently pending with regard to any Taxes or Returns of MCI, MCMI or any of the Coal Subs, and none of them have received a written notice of any pending or proposed audits; and (iv) no material deficiencies with respect to Taxes in connection with the Business have been asserted in writing by the appropriate governmental authorities against MCI, MCMI or any of the Coal Subs in the course of any audit that has not been completed;

                          (g)     Except as set forth on Schedule 2.14(g),
MAPCO, the Non-Company Affiliates, MCI, MCMI and each of the Coal Subs have not made any change in accounting methods, received a ruling from any taxing authority or signed an agreement with any taxing authority which, individually or in the aggregate, is reasonably expected to have an adverse effect on any material part of the business, operations or assets of the Business or on the ability of MAPCO, MCI, MCMI or any of the Coal Subs to consummate any of the transactions contemplated hereby;

                          (h)     No consent under Section 341(f) of the Code
has been made with respect to any assets of the Business other than Excluded Assets;

                          (i)     Except as set forth in Schedule 2.14(i) and
for the MAPCO Consolidated Group, none of MCI, MCMI and the Coal Subs is currently a member of any affiliated, consolidated, combined or unitary group for purposes of filing Returns;

                          (j)     "Taxes" means all federal, state, local or
foreign income, net worth, franchise, withholding, unemployment insurance, payroll, social security, sales and use, gross receipts, service, service use, license, excise, real and personal property, coal severance, unmined minerals, stamp, transfer, gains, recording, workers' compensation, and other similar taxes, governmental charges, fees, duties, levies, imposts or other assessments whether computed on a separate consolidated, unitary combined or any other basis together with all interest, fines, penalties, surcharges, or additional amounts payable with respect thereto;

                          (k)     "Return" means any return, report,
declaration, form or information statement relating to Taxes, including any schedules or other attachments thereto; and

                          (l)     "MAPCO Consolidated Group" means the
consolidated group filing a federal income tax return of which MAPCO, Non-Company Affiliates, MCI, MCMI and the Coal Subs are members. "Non-Company Affiliate" means an affiliate of MAPCO other than MCI, MCMI and the Coal Subs.

                 Section 2.15     Absence of Changes. Except as set forth on
Schedule 2.15, since December 31, 1995, the Business has been conducted only in the ordinary course, consistent with past practices and the covenants set forth in Section 5.2, and no events or conditions have occurred or been discovered that are, individually or in the aggregate, reasonably expected to have a Material Adverse Effect, other than as reflected in the Annual Financial Statements or the other Schedules to this Agreement. In addition, except as set forth on Schedule 2.15, none of MCI, MCMI or any of the Coal Subs has:

                          (a)     incurred any material liabilities or
obligations, except current liabilities and obligations incurred in the ordinary course of business and advances from MAPCO consistent with past practice;

                          (b)     mortgaged, pledged or subjected to any Lien
any of its properties or assets, except for Liens incurred in the ordinary course of business consistent with past practice and Permitted Liens;

                          (c)     increased the compensation of any officer or
employee, other than (i) in the ordinary course of business and consistent with past practice or (ii) to comply with applicable law;

                          (d)     disposed or agreed to dispose of any material
properties or assets (other than Excluded Assets);

                          (e)     except for the period from January 1, 1996
through the Effective Date, and except as contemplated by Sections 5.2(a)(xiii) and (xiv), received any cash advances or made any cash distributions to MAPCO or its Affiliates, declared, made, set aside or paid any dividend, distribution, or payment on, or any issuance, sale, purchase or redemption of, any shares of any class of its capital stock, or made any commitment therefor;

                          (f)     cancelled or forgiven any material debts or
claims therefor;

                          (g)     suffered any material casualty, damage,
destruction or loss, whether or not covered by insurance, to its properties or assets, or suffered any catastrophe;

                          (h)     made any unscheduled capital expenditures or
capital commitments not included in the 1996 budget for the Business disclosed to the Beacon Investors in excess of $1,000,000;

                          (i)     made any material change in accounting
method, practice or policy other than as required by changes in GAAP or applicable law and disclosed to the Beacon Investors; or

                          (j)     entered into any transaction other than in
the ordinary course of business or agreed to do any of the foregoing.

                 Section 2.16 Environmental Compliance. (a) Except as described on Schedule 2.16, none of MAPCO, MCI, MCMI or any Coal Sub has received any written notice of violation, hearing, correction order, cessation order, notice of fine or penalty, notice of proposed assessment or other written notice from any Governmental Authority that any of MCI, MCMI or any Coal Sub is not in compliance with Environmental Laws (A) since January 1, 1991, or (B) which relates to any matters that are not, or have not been, resolved as of the date hereof.

                          (b)     Except as described in Schedule 2.16 and to
the knowledge of each of MAPCO, MCI, MCMI and the Coal Subs, there have been no releases (as defined under any applicable Environmental Laws), and there exists no threat of release of Hazardous Materials (defined below) ("Releases") (i) by any of MCI, MCMI or the Coal Subs or (ii) by any other person or entity at, on, in, under, over or in any way affecting the Real Property Interests, except as customarily occur in the normal course of coal mining operations of the type conducted on the Real Property Interests, and except as are not reasonably expected to have a Material Adverse Effect.

                          (c)     Except as described in Schedule 2.16, none of
the Real Property Interests are being used or to the knowledge of MAPCO, MCI, MCMI and the Coal Subs have been used to produce, manufacture, process, generate, store, use, handle, recycle, treat, dispose of, manage, ship or transport Hazardous Materials, other than as customary in the normal course of coal mining operations of the type conducted on the Real Property Interests.

                          (d)     To the knowledge of MAPCO, MCI, MCMI and the
Coal Subs, except as set forth in Schedule 2.16, there are now no above ground storage tanks as defined in applicable Environmental Laws, and no underground storage tanks which are subject to regulation under the underground storage tank regulations issued pursuant to the federal Resource Conservation and Recovery Act or comparable state law, located at, on or in the Real Property Interests.
Schedule 2.16 includes a list of underground storage tanks subject to the underground storage tank regulations issued pursuant to the federal Resource Conservation and Recovery Act or comparable state law which have been removed from the ground since January 1, 1991, or the date when MAPCO, MCI, MCMI or any of the Coal Subs acquired title to any of the Real Property Interests where any such underground storage tank was located, whichever is later.

                          (e)     Except for the Permitted Encumbrances and as
set forth on Schedule 2.16 and as may be referred to in Section 2.19, no lien has been imposed on any Real Property Interest by any Governmental Authority in connection with the presence on or off any Real Property Interest of any Hazardous Materials.

                          (f)     Except as set forth on Schedule 2.16, and
except as may have an adverse effect of not more than $25,000 on the Business (unless the matter is outstanding and unresolved, in which case it is included on Schedule 2.16 unless it would have an adverse effect of not more than $5,000), none of MCI, MCMI or the Coal Subs, or, to their knowledge, any other person or entity for whose conduct any of them is or may be held responsible, have: (i) entered into or been subject to any consent decree, compliance order, or administrative order or other order in connection with the Business with respect to any facilities or operations on or contemplated on the Real Property Interests since January 1, 1991; (ii) received a written notice under a citizen suit provision of any Environmental Law in connection with the Business or any Real Property Interest or any facilities or operations thereon and which has not been concluded, settled, withdrawn or otherwise finally resolved; or (iii) received any request for information, notice, demand letter, administrative inquiry, or formal or informal complaint or claim with respect to any environmental condition relating to the Business or any Real Property or any facilities or operations thereon under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; and neither MAPCO, MCI, MCMI nor the Coal Subs have any knowledge or information as of the date of this Agreement reasonably indicating that any of the above events will be forthcoming.

                          (g)     Except as set forth in Schedule 2.16, and
except for monitoring data required under any applicable permit or regulation, neither MCI, MCMI nor the Coal Subs have, since January 1, 1991: (i) reported a Release pursuant to an Environmental Law, or (ii) filed a notice pursuant to Environmental Law reporting a violation thereof.

                          (h)     Except as set forth on Schedule 2.16 and to
the knowledge of MAPCO, MCI, MCMI and the Coal Subs, there is not presently located at the Real Property Interests (i) any polychlorinated biphenyls ("PCBs") (other than PCBs in equipment that is not regulated under the Toxic Substances Control Act) used in hydraulic oils, transformers or other equipment or substances, or (ii) friable asbestos containing material that is in need of removal, repair or encapsulation.

                          (i)     To the knowledge of MAPCO, MCI, MCMI and the
Coal Subs, Schedule 2.16 contains a list of all current contract mining and contract labor firms which have conducted mining activities on any Real Property Interests or lands or interests formerly owned, leased, or otherwise controlled by MCI, MCMI or the Coal Subs since January 1, 1989, or since MCI, MCMI or one or more of the Coal Subs acquired title to any such Real Property Interest, whichever is later ("Contract Miners"). To the knowledge of MCI, MCMI and the Coal Subs, each Contract Miner has complied and is in compliance with all Environmental Laws and has conducted its reclamation activities in compliance with Environmental Laws (including those governing bonding, payment of fees, and financial and performance responsibility for reclamation), except as any such conditions of noncompliance are not, individually or in the aggregate, reasonably expected to have a Material Adverse Effect.

                          (j)     Except as provided in Schedule 2.16, there
are, as of the date of this Agreement, no unabated "significant and substantial" citations, nor any unabated citations or unterminated orders of withdrawal charging "unwarrantable failure to comply with mandatory health and safety standards" under the federal Mine Safety and Health Act of 1977, as amended at any of the mines, nor has there been issued by the federal Mine Safety and Health Administration any notice of a finding of a "pattern of violations" at any of the mines.

                          (k)     For purposes of Section 2.13 and 2.16 the
following terms have the following meanings:

                                  (i)      "Environmental Law" means any
federal, state or local law, legislation, ordinance, regulation, rule, code, license, permit, authorization, judicial or administrative order or injunction of any Governmental Authority in effect 30 days prior to the Closing Date relating to (A) the protection, preservation or restoration of the environment (including but not limited to air, water vapor, surface water, groundwater, drinking water supply, stormwater runoff, surface land, subsurface land, plant and animal life or any other natural resource or environmental medium), or (B) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials (defined below), including without limitation the Resource Conservation and Recovery Act, as amended, the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, the Federal Clean Water Act, as amended, the Toxic Substances Control Act, as amended, the Hazardous Materials Transportation Act, as amended, or the Surface Mining Control and Reclamation Act, as amended, but not including the federal Occupational Safety and Health Act, as amended, or the federal Mine Safety and Health Act, as amended, or corresponding state statutes.

                                  (ii)     "Hazardous Material" means any
substance presently listed, defined, designated, controlled or classified as a pollutant or as hazardous, toxic, radioactive or dangerous, under any Environmental Law applicable in the jurisdiction in which the substance is present. Hazardous Material includes, without limitation, any toxic waste, pollutant, contaminant, toxic substance, hazardous waste, petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos containing material, urea formaldehyde foam insulation, lead and PCB.

                          (l)     Each of MAPCO, MCI, MCMI and the Coal Subs
have reviewed the Phase I Environmental Compliance Assessment and Employee Health & Safety Assessment prepared by Dames & Moore for each of the mines dated March 1996 (the "Assessments") and, to the knowledge of MAPCO, MCI, MCMI and the Coal Subs, the Assessments and the conclusions therein stated are free of any material inaccuracies.

                 Section 2.17 Brokers. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried out without the intervention of any person acting on behalf of MAPCO in such manner as to give rise to any valid claim against NewCo, MAPCO, MCI, MCMI or any Coal Sub for any brokerage or finder's commission, fee or similar compensation, except for Goldman, Sachs & Co. and Chemical Securities Inc. whose fees in respect hereof shall be paid by MAPCO, other than fees relative to the Senior Credit Agreement referred to in Section 8.4(e) which shall be paid by NewCo.

                 Section 2.18 Insurance. Schedule 2.18 hereto contains a true and complete list of all policies of fire, property and casualty, liability, workers' compensation, business interruption and other forms of insurance policies in effect on the date hereof with regard to the Business and the related activities, assets and properties. All of such policies are in full force and effect on the date hereof, and all premiums, assessments and other charges required thereunder have been paid.

                 Section 2.19 Surety and Reclamation Bonds. MCI, MCMI and the Coal Subs maintain reserves associated with reclamation and mine closings in accordance with GAAP. All present reclamation projects and procedures are on schedule in accordance with the Surface Mining Control and Reclamation Act (the "SMCRA") in all material respects and are being conducted in a manner which complies with all other Governmental Requirements in all material respects (including those governing bonding and financial responsibility for reclamation). Schedule 2.19 hereto contains a true and complete list of all reserves, trust funds, cash (or cash equivalents), if any, and all surety bonds posted by or for the benefit of any of MCI, MCMI or the Coal Subs to secure the performance of such company's reclamation or other obligations pursuant to, in connection with, or as a condition of the licenses, permits or other authorizations. Schedule 2.19 contains a description of the obligor, the type of bond, the permit or license number related or assigned thereto, the principal amount, the date written and term. Except as set forth in Schedule 2.19, none of the bonds (or equivalents) or obligors listed in Schedule 2.19 shall be discharged, released or otherwise terminated by reason of the transactions contemplated by this Agreement, but following the change or substitution of parties consistent with such transactions shall remain valid and binding and continue in full force and effect through the Closing.

                 Section 2.20 Books and Records. True and complete copies of the Certificate of Incorporation or the Articles of Incorporation (as the case may be) and of the bylaws of each of MCI, MCMI and the Coal Subs, and the minute books and stock transfer records for each such company, have been made available to the Beacon Investors. The minute books of each such company contain true and complete originals or copies of all minutes of meetings of or actions by the stockholders, boards of directors and all committees of such boards. All such minute books, stock transfer records, corporate seals and extant certificates of securities issued by MCI, MCMI or any Coal Sub shall be surrendered to NewCo at Closing.

                 Section 2.21 Workers' Compensation and Occupational Disease Benefits. With respect to all pending, threatened or liquidated claims or current obligations relating to workers' compensation benefits and federal and state occupational disease benefits, including those related to Black Lung Liabilities and Black Lung Benefits Obligations (defined below) known to MAPCO, MCI, MCMI and the Coal Subs, or obligations relating to workers' compensation benefits or federal or state occupational disease benefits which may have been incurred but have not yet been reported or asserted, except as set forth on
Schedule 2.21, each of MCI, MCMI and the Coal Subs, or its insurers, has timely paid in full all such benefits as due, or is contesting same and maintains adequate reserves to pay such claims in the future as they are reported or asserted. For purposes of this Section 2.21, "Black Lung Liabilities" and "Black Lung Benefits Obligations" shall mean any liabilities or benefit obligations related to black lung claims and benefits under the Federal Mine Safety and Health Act of 1977, as amended, and occupational pneumoconiosis, silicosis or other lung disease liabilities and benefits arising under state law. References in this Section to MCI, MCMI or the Coal Subs include operators of contract mines under contract with any of MCI, MCMI or the Coal Subs where MCI, MCMI or the Coal Subs would be responsible for such benefits. MAPCO has furnished or will furnish to the Beacon Investors all actuarial and other reports or estimates of liability which have come into the possession or control of MAPCO, MCI, MCMI or the Coal Subs with respect to the Black Lung Liabilities and Black Lung Benefits Obligations of any of MCI, MCMI or the Coal Subs.

                 Section 2.22     Consents.

                 (a) Except as set forth on Schedule 2.22, 2.8 or 2.9, the execution, delivery and performance by MAPCO of this Agreement and the MAPCO Agreements and the consummation of the transactions contemplated hereby or thereby will not result in any material breach of or default under, or result in the forfeiture, termination, or impairment of any material rights under any of the contracts, agreements and commitments and Real Property Deeds and Leases listed on Schedules 2.8 and 2.9 without the consent, approval or act of, or the making of any filing with, any other person.

                 (b) After the Closing, each Permit and Permit application will continue in full force and effect, in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder, subject to the approval of the respective issuing regulatory agencies as shall be required as a result of the transactions contemplated hereby. As of the Closing, MCI, MCMI, and the Coal Subs, as applicable, shall have made reasonable and appropriate inquiries of the Governmental Authorities granting such Permits and shall have obtained reasonable assurances that the operations of the Business may continue unimpaired while such approvals are pending from and after Closing.

                 Section 2.23 No Material Adverse Effect. The aggregate effect of all inaccuracies in the representations and warranties set forth in this Article II other than this Section 2.23, assuming for purposes of this
Section 2.23 the absence of any qualifications as to materiality contained in such representations and warranties, does not and is not reasonably anticipated to have a Material Adverse Effect.

                 Section 2.24 Disclosure. No representation or warranty of MAPCO contained herein, when read together with the Schedules referred to herein, is false or misleading in any material respect or omits to state a fact herein or therein necessary in order to make the statements contained herein or therein not false or misleading in any material respect.


                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES REGARDING NEWCO

         NewCo and each of the Beacon Investors jointly and severally represent and warrant to MAPCO as of the date hereof and as of the Closing Date as follows:

                 Section 3.1 Corporate Status and Authority. NewCo is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the power and authority to execute and deliver this Agreement and the other NewCo Agreements (defined below) and perform its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by NewCo of each of the NewCo Agreements have been duly authorized by all necessary action on the part of NewCo. Each of the NewCo Agreements has been duly executed and delivered by NewCo and constitutes the valid and binding obligation of NewCo, enforceable against NewCo in accordance with its terms.

                 Section 3.2      No Conflicts. Except as set forth in Schedule
3.2:

                          (a)     The execution, delivery and performance by
NewCo of this Agreement and the other NewCo Agreements will not result in (i) any conflict with its Certificate of Incorporation or by-laws or (ii) any breach or violation of or default under, or result in the creation or imposition of any Lien under, any statute, regulation, judgment, order or decree, or any mortgage, deed of trust, indenture or any other similar instrument to which NewCo is a party or by which it or any of its properties or assets are bound, except for such breaches, violations or defaults and such Liens as are not, individually or in the aggregate, reasonably expected to have a material adverse effect on NewCo or adversely affect the ability of NewCo to perform its obligations under this Agreement or the other NewCo Agreements or to consummate the transactions contemplated hereby or thereby; and

                          (b)     No consent, approval or authorization of or
filing with any Governmental Authority is required on the part of NewCo in connection with the execution and delivery of this Agreement or the other NewCo Agreements or the consummation of the transactions contemplated hereby or thereby, except filings required with respect to the HSR Act and such other filings, consents or approvals which, if not made or obtained prior to Closing, are not, individually or in the aggregate, reasonably likely to have a material adverse effect on the ability of NewCo to perform its obligations hereunder or under the NewCo Agreements or to consummate the transactions contemplated hereby and thereby.

                 Section 3.3 Litigation. There is no claim, legal action, suit, arbitration, governmental investigations or other proceedings, nor any order, decree or judgment, in progress, pending or in effect, or, to the knowledge of NewCo, threatened, which is related to the transactions contemplated by this Agreement or any action taken or to be taken by NewCo pursuant to or in connection with this Agreement or the other NewCo Agreements.

                 Section 3.4 Purchase for Investment. NewCo is acquiring the Shares for investment and not with a view toward any resale or distribution thereof. NewCo acknowledges that the Shares have not been registered for sale under the Securities Act of 1933, as amended, or any state securities laws and that the Shares may be transferred only in compliance with such laws or pursuant to an exemption therefrom.





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
                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES
                            OF THE BEACON INVESTORS

         Each of the Beacon Investors jointly and severally represents and warrants to MAPCO as of the date hereof and as of the Closing Date as follows:

                 Section 4.1 Corporate Status and Authority. Each of the Beacon Investors is a limited partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the power and authority to execute and deliver this Agreement and perform its obligations hereunder. The execution, delivery and performance of this Agreement has been duly authorized by the Board of Directors of the general partner of each of the Beacon Investors, which constitutes all necessary partnership action on the part of each of the Beacon Investors for such authorization. This Agreement has been duly executed and delivered on behalf of each of the Beacon Investors and constitutes the valid and binding obligation of each of the Beacon Investors, enforceable in accordance with its terms.

                 Section 4.2      No Conflicts, etc.. Except as set forth in
Schedule 4.2:

                          (a)     The execution, delivery and performance by
each of the Beacon Investors of this Agreement will not result in (i) any conflict with its organizational documents or by-laws or (ii) any breach or violation of or default under, or result in the creation or imposition of any Lien under, any statute, regulation, judgment, order or decree, or any mortgage, deed of trust, indenture or any other similar instrument to which such Beacon Investor is a party or by which it or any of their properties or assets are bound, except for such breaches, violations or defaults and such Liens as are not, individually or in the aggregate, reasonably expected to have a material adverse effect on such Beacon Investor or adversely affect the ability of such Beacon Investor to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

                          (b)     No consent, approval or authorization of or
filing with any Governmental Authority is required on the part of any of the Beacon Investors in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except filings required with respect to the HSR Act and such other filings, consents or approvals which, if not made or obtained prior to Closing, are not, individually or in the aggregate, reasonably likely to have a material adverse effect on the ability of the Beacon Investors to perform their obligations hereunder or to consummate the transactions contemplated hereby.

                 Section 4.3 Financial Ability to Perform. The Beacon Investors have available to them funds sufficient, taking into account the financing contemplated by

Section 8.4(e), to enable NewCo to make the payments contemplated by this Agreement at the Closing.

                 Section 4.4 Litigation. There is no claim, legal action, suit, arbitration, governmental investigations or other proceedings, nor any order, decree or judgment, in progress, pending or in effect, or, to the knowledge of any of the Beacon Investors, threatened, which is related to the transactions contemplated by this Agreement or any action taken or to be taken by any of the Beacon Investors pursuant to or in connection with this Agreement.

                 Section 4.5 Brokers. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried out without the intervention of any person acting on behalf of any of the Beacon Investors or NewCo in such manner as to give rise to any valid claim against any of the Beacon Investors, NewCo, MAPCO, MCI, MCMI or any Coal Sub for any brokerage or finder's commission, fee or similar compensation.

                                   ARTICLE V
                                   COVENANTS

                 Section 5.1      Obligations of the Parties.

                          (a)     The parties shall promptly apply for and
diligently prosecute all applications for, and shall use all reasonable efforts promptly to obtain, such consents, authorizations and approvals from such Governmental Authorities and third parties as shall be necessary or appropriate to permit the consummation of the transactions contemplated by this Agreement, and shall use all reasonable efforts to bring about the satisfaction as soon as practicable of all the conditions contained in Article VIII, to effect the consummation of the transactions contemplated by this Agreement.

                          (b)     The Beacon Investors and NewCo shall use all
reasonable efforts to arrange for the borrowing by NewCo referred to in Section 8.4(e), and MAPCO shall cooperate with all reasonable requests of the Beacon Investors for financial or other information relating to MCI, MCMI or any of the Coal Subs as contemplated by Section 5.2(b) in connection therewith. MAPCO shall have the right to review and comment promptly upon any "syndication memorandum" or other materials given to prospective lenders to the extent they refer to MAPCO, prior to circulation of such memorandum or materials.

                          (c)     From time to time, each of the parties hereto
will execute and deliver such further instruments and will take such other actions as MAPCO, on the one hand, or the Beacon Investors or NewCo, on the other hand, may reasonably request in order to effectuate the purposes of this Agreement and to carry out the terms hereof. Without limiting the generality of the foregoing, at any time and from time to time after the Closing Date (i) at the request of any of the Beacon Investors or NewCo, MAPCO will execute and deliver or cause to be executed and delivered such other instruments and take or cause to be taken such actions as the Beacon Investors or NewCo may reasonably deem necessary in order to consummate the transactions contemplated by this Agreement, to evidence and effect the sale, delivery and transfer of the Shares to NewCo, and to put NewCo of actual possession and operating control of the business of MCI, MCMI and the Coal Subs and to permit NewCo to exercise all rights with respect thereto (including, without limitation, rights under contracts and other arrangements as to which any required consent of any third party shall not have previously been obtained) and (ii) at the request of MAPCO, any of the Beacon Investors or NewCo will execute and deliver such other instruments and agreements, and take such action, as MAPCO may reasonably deem necessary in order to consummate the transactions contemplated hereby.

                          (d)     Each of the Beacon Investors covenants and
agrees that it will take any action reasonably requested by MAPCO in connection with the authorization, execution and delivery by NewCo of any of the NewCo Agreements.

                 Section 5.2      Obligations of MAPCO.

                          (a)     From the date hereof until the Closing,
except as permitted or contemplated by this Agreement or as otherwise consented to by the Beacon Investors in writing (or orally if written confirmation of such consent follows thereafter), such consent not to be unreasonably withheld, MAPCO shall, and shall cause MCI, MCMI and the Coal Subs to:

                                  (i)      carry on the business of MCI, MCMI
and the Coal Subs in the usual, regular and ordinary course in all material respects in the same manner in which it previously has been conducted and use reasonable efforts to preserve intact its present business organization, to keep substantially available the services of the present officers and employees and to preserve intact its relationships with customers, suppliers and others having business dealings with it;

                                  (ii)     solely with respect to MCI, MCMI and
the Coal Subs, maintain their books of account and records in their usual, regular and ordinary manner, consistent with their past practice;

                                  (iii)    refrain from taking any actions
which, or fail to take any actions the omission of which, would cause any of the conditions to Closing set forth in Article VIII not to be met or satisfied as of the Closing Date;

                                  (iv)     not amend or propose to amend their
respective articles of incorporation or regulations or comparable organizational documents in any manner which would require any further authorization or approval for the consummation of the transactions contemplated by this Agreement or which would place any material restraints or material additional requirements on any of the parties hereto in connection with the consummation of the transactions contemplated by this Agreement;

                                  (v)      solely with respect to MCI, MCMI and
the Coal Subs, not acquire or agree to acquire by merging or consolidating with, or by purchasing an equity interest in or the assets of, or by any other manner, any business or any corporation, partnership, association, or other business organization or division thereof or otherwise acquire or agree to acquire any material assets, other than the purchase of raw materials and inventory in the ordinary course of business consistent with past practice, or otherwise enter into any material commitment or transaction outside the ordinary and usual course of business consistent with past practice;

                                  (vi)     not sell, lease, license, encumber
or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of, any material assets of MCI, MCMI or any of the Coal Subs other than the sale of inventory in the ordinary course of business consistent with past practice;

                                  (vii)    with respect to any of the employees
of MCI, MCMI or any Coal Sub, or any employee of MAPCO anticipated to become an employee of NewCo, not (A) enter into, adopt, amend (except as may be required by law, contract or business plans disclosed to the Beacon Investors and except for immaterial amendments) or terminate any Plan, or (B) except for immaterial or normal increases in the ordinary course of business consistent with past practice, increase in any manner the compensation or fringe benefits of any employee or pay any benefit to any employee not required by any Plan or Benefit Arrangement as in effect as of the date hereof or enter into any contract, agreement, commitment or arrangement to do any of the foregoing;

                                  (viii)   promptly make available to the
Beacon Investors (or their counsel) copies of all filings made by MAPCO with any federal, state or foreign Governmental Authority in connection with this Agreement and the transactions contemplated hereby;

                                  (ix)     with respect to or otherwise
affecting MCI, MCMI or any Coal Sub, not change in any material respect any of its accounting principles, policies or procedures, except as may be required by GAAP or applicable law;

                                  (x)      not settle or compromise any
material suit or claim or threatened suit or claim involving MCI, MCMI or any of the Coal Subs;

                                  (xi)     not modify, amend or terminate any
contract, waive, release, relinquish or assign any contract or other right or claim or cancel or forgive any indebtedness owed to MCI, MCMI or any of the Coal Subs, other than in the ordinary course of business consistent with past practice;

                                  (xii)    not enter into or commit to enter
into (A) solely with respect to MCI, MCMI and the Coal Subs any joint venture or limited partnership agreement and involving or anticipating to involve more than $1,000,000, (B) any agreement for the sale, purchase, lease, transfer or other disposition of any Real Property Interest, equipment or any other asset property or right (other than Excluded Assets) of MCI, MCMI or any Coal Sub and involving an amount in excess of $1,000,000, (C) any agreement not contemplated hereby involving a sharing of profits and relating to the business of MCI, MCMI and the Coal Subs, (D) any agreement relating to the sale or purchase of coal in excess of 500,000 tons or having a fixed price for coal delivered over a period of more than eleven months, (E) the furnishing or purchase of contract mining services or any agreement relating to any sales agency, brokerage, marketing, distribution or similar matters, in each case involving an amount in excess of $1,000,000 and relating to the business of MCI or the Coal Subs, (F) any agreement not to compete to which MCI, MCMI or any Coal Sub would be bound or affecting the business of any thereof, (G) any agreement involving the payment by any of MCI, MCMI or the Coal Subs of any royalties, commissions or overrides with respect to any coal mined and removed from the Real Property Interests, in each case involving or anticipated to involve an amount in excess of $100,000 per year (except with respect to any further amendments to the lease agreement between Scotts Branch Mine and Big Sandy dated October 1, 1974, as amended, which may be agreed to in settlement of any disputes with Big Sandy Company, L.P.), or (H) any other agreements not cancelable by MCI, MCMI or any of the Coal Subs on notice of 90 days or less and which require payment by MCI, MCMI or any of the Coal Subs of more than $1,000,000 on an annual basis other than purchase orders or basic ordering arrangements for supplies to be used in the ordinary course;

                                  (xiii)   prior to August 1, 1996, advance to
each of MCI, MCMI and the Coal Subs its working capital needs, and provide to each of MCI, MCMI and the Coal Subs cash management services in accordance with past practice and procedures, and on and after August 1, 1996 (if Closing has not yet occurred by such date), advance to each of MCI, MCMI and the Coal Subs such cash advances as the chief financial officer of MCI may request in writing to meet its working capital needs;

                                  (xiv)    from and after July 31, 1996, not
(A) establish or otherwise incur any intercompany payables, receivables, loans, cash overdrafts, advances and other similar accounts between MAPCO, on the one hand, and MCI, MCMI or any of the Coal Subs, on the other hand except in accordance with any charges for services contemplated by the Transition Services Agreement and the Office Sublease as if such agreements had been entered into on July 31, 1996; or (B) declare or pay any dividend, distribution or similar payment the effect of which would be to withdraw any cash generated or any profits or earnings to MAPCO, on the one hand, from any of MCI, MCMI or any of the Coal Subs, on the other hand, in excess of the cash advances made by MAPCO after July 31, 1995 as contemplated by Section 5.2(a)(xiii) above; and

                                  (xv)  commencing on August 1, 1996, if
Closing has not yet occurred by such date, provide to each of MCI, MCMI and the Coal Subs cash management services as may be reasonably requested by the chief financial officer of MCI as if the Transition Services Agreement had been entered into on July 31, 1996.

                          (b)     Access and Information. MAPCO shall cause
MCI, MCMI and the Coal Subs to give to the Beacon Investors and their representatives full access at all reasonable times to all of the properties, books and records and other information related to the Business of MCI, MCMI, and the Coal Subs and furnish such information and documents in its or their possession relating to MCI, MCMI, and the Coal Subs as the Beacon Investors may reasonably request. All such information and documents obtained by the Beacon Investors shall be subject to the terms of the Confidentiality Agreement, dated September 18, 1995 (the "Confidentiality Agreement"), between MAPCO and the Fund.

                 Section 5.3 Publicity. All press releases, filings and other public announcements concerning the transactions contemplated hereby will be subject to review and approval by each of MAPCO and the Beacon Investors, such approval not to be unreasonably withheld. Such approval shall not be required if the person issuing such release, filing or public announcement reasonably believes, based on advice of counsel, that it is required by law to do so, but in any such case, all reasonable efforts shall be made to consult with the other party in advance of such release, filing or announcement.

                 Section 5.4 Exclusivity. Until the termination of this Agreement pursuant to Section 9.5, MAPCO will not, directly or indirectly, through any officer, director, agent or otherwise, initiate, maintain, solicit, permit or encourage or respond to any other inquiries or proposals regarding, or negotiate or discuss with any third party (including by way of furnishing information concerning the Business), or take any other action to facilitate any inquiries with respect to or the making of, any proposal that constitutes or may reasonably be expected to lead to a Competing Transaction. For purposes hereof, the term "Competing Transaction" shall mean any proposal with respect to the acquisition of any part of or interest in the Business other than as contemplated by this Agreement. In the event MAPCO or any of its Affiliates receives any unsolicited proposal regarding a Competing Transaction,

MAPCO agrees promptly to advise the Beacon Investors of the existence and terms of any such proposal.

                 Section 5.5 Notification of Certain Matters. MAPCO shall give prompt notice to the Beacon Investors, and the Beacon Investors shall give prompt notice to MAPCO, of (a) the occurrence, or non-occurrence, of any event the occurrence or non-occurrence of which would be reasonably likely to cause
(i) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect or (ii) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied in any material respect and (b) any failure of MAPCO or the Beacon Investors, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect; provided, however, that the delivery of such notice pursuant to this Section
5.5 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

                 Section 5.6 Insurance. MAPCO will continue to carry and maintain or cause to be carried and maintained, in full force and effect, the insurance policies listed on Schedule 2.18, or policies with comparable coverage, to the Closing Date, and will reasonably assist NewCo in its efforts to obtain insurance coverage for the business of MCI, MCMI and the Coal Subs from and after the Closing.

                 Section 5.7 Disclosure Schedules; Updates. MAPCO, the Beacon Investors and NewCo shall promptly review in good faith the Schedules submitted by MCI on June 21, 1996. The Beacon Investors and NewCo shall identify to MAPCO and MCI in writing any disagreements or concerns they may have with respect to any items disclosed on such Schedules, and shall be deemed to have accepted all other items disclosed thereon and not so identified. MAPCO, the Beacon Investors and NewCo shall use all reasonable efforts to resolve in good faith any such disagreement or concern. No later than five business days prior to the scheduled Closing Date, MAPCO shall amend or supplement the Schedules with respect to any matter coming to its attention or arising which, if known to it or existing prior to the date of this Agreement, would have been required to be set forth therein or which is necessary or desirable to complete or correct any information contained therein or in any representation or warranty rendered inaccurate thereby. Notwithstanding the foregoing, for the purposes of determining the satisfaction of the conditions to Closing set forth in Article VIII, the Schedules shall not be deemed to have been amended or supplemented from the form in which they were delivered on the date of this Agreement, but if the Closing shall occur shall be deemed to have been amended for all purposes from and after the Closing.

                 Section 5.8      Non-Competition.

                          (a)  During the period commencing on the Closing Date
and ending on the second anniversary thereof (the "Non-Compete Period"), MAPCO shall not, and it shall cause each of its subsidiaries, Affiliates and officers not to (i) import, market, sell, produce, distribute, provide, promote or develop coal or coal mine properties in any manner whatsoever, on either a wholesale or retail basis anywhere in the world (a "Competitive Business"), or
(ii) own an interest in, manage, operate, join, control or participate in or be connected with as a partner, member, stockholder, co-venturer, consultant or otherwise, any corporation, company, partnership, firm, association, enterprise, or other entity that engages in a Competitive Business; provided however that nothing in clauses (i) or (ii) of this Section 5.8(a) shall prohibit or restrain MAPCO or any of its subsidiaries, Affiliates or officers from (v) engaging in any of the businesses or projects contemplated by the Indonesian Projects Agreement whether as a partial owner or direct participant as contemplated thereby, (w) maintaining and continuing in accordance with current and past practices of the operations of the Retiki Mine and the other Excluded Assets and Excluded Liabilities, (x) acquiring ownership of, control of or investing in, being acquired by or merging with, any person or entity that, prior to such acquisition, investment or merger, was engaged in a Competitive Business, (y) acquiring shares of capital stock, a partnership or other entity where such shares or interest represent a minority interest of five percent of less of such person's or entity's outstanding capital stock or equity interests, or (z) acquiring the indebtedness of any person or entity.

                          (b)  Notwithstanding the provisions of Section
5.8(a), with respect to MAPCO, its subsidiaries, Affiliates and officers (i) activities with respect to coal mine properties that relate to products other than coal (e.g., coal bed methane or minerals other than coal) shall not be considered a Competitive Business, (ii) activities that relate solely to the transportation of coal (including coal-slurry pipelines) shall not be considered a Competitive Business, and (iii) engaging in activities that would constitute a Competitive Business shall not be considered a breach of this
Section 5.8 if such engagement results from any transaction contemplated by clause (x) in Section 5.8(a).

                          (c)  The invalidity or unenforceability of any
provision of this Section 5.8, in whole or by virtue of the following sentence in part, shall not affect the validity or enforceability of any other provision of this Section 5.8 or of any other provision of this Agreement, all of which shall to the full extent consistent with applicable law continue in full force and effect. In addition, if any provision of Section 5.8 shall be adjudged to be excessively broad as to duration, geographical scope, activity or subject, the parties hereto intend such provision shall be deemed modified to the minimum degree necessary to make such provision valid and enforceable under applicable law and that such modified provision shall thereafter be enforced to the fullest extent possible.

                 Section 5.9 Indonesian Projects Agreement. Immediately upon the execution and delivery hereof, MAPCO, the Beacon Investors and NewCo shall negotiate in good faith and with all deliberate speed an Indonesian Projects Agreement containing the terms set forth in Exhibit D, which Agreement shall be signed by the parties thereto immediately prior to or at the Closing hereunder.

                 Section 5.10 Joint Action. For purposes of this Agreement, the Fund shall act on behalf of the Beacon Investors, all of which shall act as a group and not singly. MAPCO shall be entitled to rely on any consent or approval given by the Fund as binding on the other Beacon Investors.

                 Section 5.11 Section 338(h)(10) Election. At NewCo's option, MAPCO will join with NewCo in making an election under Section 338(h)(10) of the Code (and any corresponding elections under state, local, or foreign tax law) (collectively, a "Section 338(h)(10 Election") with respect to the purchase and sale of the stock of MCI and MCMI hereunder. MAPCO will pay any Tax attributable to the making of the Section 338(h)(10) Election and will indemnify NewCo, MCI, MCMI and the Coal Subs against any adverse consequences arising out of any failure to pay such Tax. MAPCO will also pay any state, local, or foreign Tax (and indemnify NewCo, MCI, MCMI and the Coal Subs against any adverse consequences arising out of any failure to pay such Tax attributable to an election under state, local or foreign law similar to the election available under Section 338(g) of the Code (or which results from the making of an election under Section 338(g) of the Code) with respect to the purchase and sale of the stock of MCI and MCMI hereunder.

                 Section 5.12 Subsequent Transaction(s). If, pursuant to any transaction or series of transactions entered into (or if agreements with respect thereto are entered into or distributions or dividends are declared) within eighteen months of the Closing Date pursuant to which the Beacon Investors receive cash, cash equivalents, short term notes which are not restricted from transfer by their terms and which are payable within one year, or marketable securities (collectively, "Distributed Cash") from NewCo, MCI, MCMI or the Coal Subs, or NewCo, MCI, MCMI or the Coal Subs receive proceeds from any public offering of equity securities registered under the Securities Act of 1933 (the "Proceeds"), and the sum of such Distributed Cash and Proceeds exceeds the amount that would constitute a full return of the Beacon Investors' total investment in the transaction contemplated by this Agreement plus a 40% annually compounded return on such investment, then the Beacon Investors and/or NewCo jointly shall pay to MAPCO 25% of the excess of such amount.

                 Section 5.13 Key Customer Visits. Immediately following the execution and delivery of this Agreement, representatives of the Beacon Investors and NewCo shall, with the cooperation and assistance of MAPCO and MCI, make arrangements to visit and interview, with MCI representatives in attendance, the following key customers ("Key Customers") of the Business:
Seminole, VEPCO, Duke Power,

Cogentrix, TVA, Cinergy, U.S. Steel and Delmarva. It is the parties intention that all such visits and interviews be completed within 25 days of the date hereof. The Beacon Investors shall report promptly to MAPCO any concerns or facts which they learn of during such visits and interviews which if not remedied could lead to the failure of any condition precedent to Closing set forth in Section 8.2 or 8.4 herein. Promptly upon completion of such visits and interviews, the Beacon Investors shall inform MAPCO in writing, with a copy to MCI, whether or not the condition precedent set forth in Section 8.4(g) has been satisfied.

                 Section 5.14     Taxes.

                          (a)     MAPCO shall have the right to file all Tax
Returns and control the audit and subsequent contest with respect to any Taxes relating to the operation of the Business prior to and including the Closing Date. Subject to the last sentence of Section 5.14(b), any refunds of any Taxes relating to the operation of the Business prior to and including the Closing Date shall be for the account of MAPCO.

                          (b)     All Taxes accrued or required to be paid by
MAPCO or any Non-Company Affiliate with respect to operations of the Business during the period from and after July 31, 1996 through the Closing Date (the "Interim Period") determined pursuant to this Section 5.14(b) (the "Interim Taxes"), shall be advanced to or for the benefit of MAPCO or such Non-Company Affiliate no sooner than three business days prior to the date on which such Interim Taxes are required to be paid by MAPCO or such Non-Company Affiliate, except that any Interim Taxes not advanced prior to the Closing Date shall be advanced on the Closing Date immediately prior to the Closing. The calculation of Interim Taxes shall be made by determining the difference between the aggregate of MAPCO's and the Non-Company Affiliates' liability for Taxes calculated with and without the inclusion of the results of the operation of the Business for the Interim Period. To the extent that the aggregate of MAPCO's and the Non-Company Affiliates' liability for Taxes is increased as a result of such inclusion, such increase shall be the amount of Interim Taxes. To the extent that the aggregate of MAPCO's and the Non-Company Affiliates' liability for Taxes is reduced as a result of such inclusion, the amount of Interim Taxes shall be zero and the amount of such reduction, together with all prior advances to or for the benefit of MAPCO on account of Interim Taxes shall be paid by MAPCO to NewCo. The determination of the amount of Interim Taxes shall be made (i) during the Interim Period whenever MAPCO determines that it may be required to pay Taxes that are interim Taxes, (ii) two days prior to the Closing Date, and (iii) by no later than October 15, 1997 based upon any Return in respect of Interim Taxes filed by MAPCO or a Non-Company Affiliate, which Returns NewCo shall be entitled to examine upon request. Whenever the amount of Interim Taxes is calculated or recalculated to be an amount that is lower or greater than the previous determination of Interim Taxes, MAPCO shall immediately return to NewCo the amount of such reduction, or NewCo shall immediately pay to MAPCO the amount of such increase, as the case may be.

                          (c)     NewCo, MCI, MCMI and the Coal Subs shall pay
(or shall cause their Affiliates to pay) all Taxes other than Interim Taxes with respect to the operations of the Business for the periods beginning after the Effective Date.


                                   ARTICLE VI
                      EMPLOYEES AND EMPLOYEE BENEFIT PLANS

                 Section 6.1      Compensation and Benefits of NewCo Employees.

                          (a)     Each person who, on the Closing Date, is an
employee of MCI, MCMI or any of the Coal Subs shall be referred to as a "NewCo Employee." Except as otherwise provided in Sections 6.1(b) or 6.1(c), from and after the Closing, NewCo shall, or shall cause MCI, MCMI or one of the Coal Subs, as applicable, to honor, pay, perform and be solely responsible for, and to indemnify and hold harmless MAPCO from and against, and pay or reimburse MAPCO for, any and all liabilities, obligations, commitments, responsibilities, cost and expenses to or in respect of each NewCo Employee arising under the terms of or in connection with any Plan or any Benefit Arrangement sponsored, maintained or assumed as of the Closing by NewCo, MCI, MCMI or any Coal Sub.

                          (b)     Except as otherwise provided in Section
6.1(c), without limiting the generality of the foregoing, NewCo will, or will cause MCI, MCMI or one of the Coal Subs, as applicable, to honor, pay, perform and be solely responsible for, and to indemnify and hold harmless MAPCO from and against, and pay or reimburse MAPCO for, any and all liabilities, obligations, commitments, responsibilities, costs and expenses (i) under each plan, contract, agreement, arrangement or understanding in effect as of the Closing that provides any NewCo Employee with compensation, benefits or other payments upon or in connection with the transactions contemplated hereby or the termination of such NewCo Employee's employment, including, without limitation, any such liabilities, obligations, commitments, responsibilities, costs or expenses arising out of or in connection with any claims of actual or constructive termination, or any claims arising from the Worker Adjustment Retraining and Notification Act of 1988 or any similar state law or regulation as a result of the transactions contemplated by this Agreement, or (ii) relating to or arising in connection with or as a result of the employment, termination of employment or retirement of any NewCo Employee from or after the Closing Date, in any such case, other than any such liabilities which are for accrued benefits under any Plan intended to qualify under section 401(a) of the Code and which are not transferred to or assumed by a similar plan sponsored or maintained by NewCo, MCI, MCMI or any Coal Sub.





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
                          (c)     Notwithstanding any provision of Section
6.1(a) or 6.1(b) to the contrary, MAPCO shall assume and be solely responsible for, and indemnify and hold harmless NewCo, MCI, MCMI and the Coal Subs from and against, and pay or reimburse MCI, MCMI and the Coal Subs for, any and all liabilities, obligations, commitments, responsibilities, costs and expenses for
(i) any severance or termination benefits payable to or in respect of any NewCo Employee under any Plan or Benefit Arrangement in connection with or as a result of the employment or termination of employment of such NewCo employee with MAPCO, MCI, MCMI or any of the Coal Subs on or prior to the Closing Date,
(ii) the retention bonus and severance payments in the amounts and to the individuals listed on Schedule 6.1(c) and (iii) any post-retirement medical insurance benefit or coverage provided to any current or former employee, whether salaried or hourly, including without limitation (A) of MCMI or Scotts Branch or to any dependents of any such current or former employee incurred by MCMI or Scotts Branch as the result of the execution of or being bound by any collective bargaining agreement, memorandum of understanding or similar arrangement, or (B) of MCMI or Scotts Branch that has applied for or is currently receiving any long term disability coverage or similar disability insurance or allowance.

                          (d)     MAPCO currently maintains a defined
contribution savings plan known as the MAPCO Inc. and Subsidiaries Profit Sharing and Savings Plan (the "MAPCO Savings Plan"). Prior to the Closing, MAPCO shall take all necessary and appropriate action to amend or revise the MAPCO Savings Plan so that no further benefits will be accrued under such plan from and after the Closing by NewCo Employees. As soon as practicable, but effective as of the Closing, NewCo shall take all necessary and appropriate action (i) to adopt and implement a defined contribution savings plan for the benefit of such NewCo Employees (the "NewCo Savings Plan"), and (ii) to cause all such NewCo Employees who were participants in the MAPCO Savings Plan immediately prior to the Closing to become participants in the NewCo Savings Plan. The NewCo Savings Plan shall contain all benefits, rights and features required to be maintained by a "transferee plan" with respect to the MAPCO Savings Plan under section 411(d)(6) of the Code and the Treasury Regulations thereunder.

                          (e)     MAPCO currently maintains defined benefit
pension plans known as the Retirement Plan for the Employees of South Atlantic Coal Company, Inc. (the "SAC Pension Plan") and the MAPCO Inc. and Subsidiaries Pension Plan (the "MAPCO Pension Plan"). Prior to the Closing, MAPCO shall take all necessary and appropriate action to either (A) cause each NewCo Employee to be fully vested under the MAPCO Pension Plan (if such NewCo Employee is a participant in the MAPCO Pension Plan), or under the SAC Pension Plan (if such NewCo Employee is a participant in the SAC Pension Plan), or (B) permit each NewCo Employee to withdraw a lump sum distribution of the net present value of their accrued benefits under the MAPCO Pension Plan or the SAC Pension Plan, as the case may be, as





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
permitted under the terms of the applicable Plan and applicable law. MAPCO shall upon the request of NewCo and at a mutually agreeable cost to be funded entirely by NewCo, subject to Internal Revenue Service approval and satisfaction of all qualification requirements, amend the MAPCO Pension Plan so that all "Coal Plan Participants" (as defined therein) will be credited with a full year of benefit service for the 1996 plan year. MAPCO shall be responsible for any liabilities or obligations with respect to any NewCo Employee accruing through the Closing Date relating to the MAPCO non-qualified Senior Executive Retirement Plan and the non-qualified long term incentive savings plan. Either
(A) the amount of any credits recognized for, or offsets taken against, by the MAPCO Pension Plan or the SAC Pension Plan with respect to monthly payments otherwise due under such plans from and after the Closing as a result of any Black Lung payments made by NewCo, MCI, MCMI or a Coal Sub or by the State of Kentucky Special Fund for workers' compensation and/or Black Lung shall be paid over to NewCo at the time such credits are recognized or such offsets are taken, or (B) within 180 days of the Closing Date, subject to the mutual concurrence of NewCo, MAPCO will amend the MAPCO Pension Plan and/or the SAC Pension Plan so as not to recognize such credits or take such offsets from and after Closing.


                                  ARTICLE VII
                                INDEMNIFICATION

                 Section 7.1 Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

                          (a)     Losses. The term "Losses" shall mean any and
all losses, liabilities, damages, demands, penalties, fines, settlements, response, remedial or inspection costs, reasonable expenses (whether or not known or asserted prior to the date hereof), including, without limitation, interest on any amount payable to a third party as a result of the foregoing, liabilities on account of Taxes (including interest and penalties thereon) and any legal, consulting, or other expenses reasonably incurred in connection with investigating or defending any claims or actions, whether or not resulting in any liability; provided, however, that Losses shall be net of any insurance proceeds received by an Indemnitee from an insurance company on account of such Losses (after taking into account any costs incurred in obtaining such proceeds and any increase in insurance premiums as a result of a claim with respect to such proceeds); and provided further, however, that if the Closing shall have occurred, the term "Losses" shall not be deemed to include lost profits, consequential damages or opportunity costs.

                          (b)     Third Party Claims. The term "Third Party
Claims" shall mean any and all Losses which arise out of or result from (i) any claims or actions asserted against an Indemnitee by a third party, (ii) any rights of a third party asserted against an Indemnitee, or (iii) any liabilities of, or amounts payable by, an Indemnitee to a third party arising out of subparagraphs (i) or (ii), including without limitation, claims or actions asserted against an Indemnitee by any taxing authority on account of Taxes; provided, however, that the term "third party" as used herein shall be deemed to exclude any Affiliate, partner, director or officer of any party hereto, or any equity investor in any of the Beacon Investors.

                          (c)     Indemnitee. The term "Indemnitee", shall mean
any person which may be entitled to seek indemnification pursuant to the provisions of Sections 7.2, 7.3 or 7.4.

                          (d)     Indemnitor. The term "Indemnitor" shall mean
any person which may be obligated to provide indemnification pursuant to Sections 7.2, 7.3 or 7.4.

                          (e)     Notice Period. The term "Notice Period," as
applied to any Third-Party Claim for which an Indemnitee seeks to be indemnified pursuant to this Article VII, shall mean the period ending the earlier of the following:

                                  (i)      45 days after the time at which the
Indemnitee has either (x) received notice of the facts giving rise to such Third-Party Claim or (y) commenced an active investigation of circumstances likely to give rise to such Third-Party Claim and, in each case, where such Indemnitee believes or should reasonably believe that such facts or circumstances would give rise to such Third-Party Claim for which such Indemnitee would be entitled to indemnification pursuant to this Article VII; and

                                  (ii)     45 days after the time at which any
Third-Party Claim against the indemnitee has become the subject of proceedings before any court or tribunal, or such shorter time as would allow the Indemnitor sufficient time to contest, on the assumption that there is an arguable defense to such Third-Party Claim, such proceeding prior to any judgment or decision thereon.

                          (f)     Claim Notice. The term "Claim Notice" shall
have the meaning set forth in Section 7.5(a).

                 Section 7.2 Indemnity by MAPCO. MAPCO agrees to indemnify and hold harmless each of the Beacon Investors and its partners NewCo and each of NewCo's Affiliates, and their respective directors, officers, employees, agents and representatives (each of whom may be an indemnitee pursuant to this Section 7.2) from and against the following:

                          (a)     Excluded Liabilities. Any and all Losses in
respect of the Excluded Assets or Liabilities.

                          (b)     Third Party Claims. Any and all Third Party
Claims which may be asserted against any such Indemnitee or which any such Indemnitee shall incur or suffer to the extent that such Third-Party Claims arise out of, result from or relate to:

                                  (i)      (A) any Excluded Assets or
Liabilities or (B) subject to Sections 5.14(b) and (c), Taxes due and payable by, or attributable to operations of, MAPCO, Non-Company Affiliates, MCI, MCMI or any of the Coal Subs on or prior to the Closing Date; or

                                  (ii)     (A) any allegations to the effect
that the negotiation or execution of, or consummation of the transactions contemplated by, this Agreement constitutes interference with any other agreement relating to the sale or other disposition of the Business or any material portion thereof to which MAPCO or any of its subsidiaries is purportedly bound prior to the Closing Date, or (B) (I) any untrue representation or breach of warranty of MAPCO in this Agreement or any other MAPCO Agreement, or (II) a default or breach of any covenant or agreement made by MAPCO under this Agreement or any other MAPCO Agreement (but excluding in
all cases   defaults or breaches by MCI, MCMI or any of the Coal Subs after the
Closing, which are addressed by Section 7.4(a)(iii) herein).

                          (c)     Breach of Representation, Warranty, Etc. Any
and all Losses which may be asserted against such Indemnitee or which such Indemnitee may incur or suffer and which arise out of, result from or relate to:

                                  (i)      any untrue representation or breach
of warranty of MAPCO in this Agreement or in any of the other MAPCO Agreements;
or

                                  (ii)     any default or breach of any
covenant or agreement on the part of MAPCO under this Agreement or in any of other MAPCO Agreements.

                 Section 7.3 Indemnity by the Beacon Investors. Each of the Beacon Investors shall jointly and severally indemnify and hold harmless MAPCO and its directors, officers, employees, agents and representatives (each of whom may be an Indemnitee pursuant to this Section 7.3) from and against the following:

                          (a)     Third Party Claims. Any and all Third Party
Claims, other than Third Party Claims in respect of Excluded Assets or Liabilities and Taxes, which may be asserted against any such Indemnitee, or which any such Indemnitee shall incur or suffer to the extent that such Third Party Claims arise out of, result from or relate to (i) any untrue representation or breach of warranty of such Beacon Investor in this Agreement or (ii) a default or breach of any covenant or agreement made by such Beacon Investor in this Agreement.

                          (b)     Breach of Representation, Warranty, Etc. Any
and all Losses which may be asserted against any such Indemnitee or which any such Indemnitee shall incur or suffer and which arise out of, result from or relate to:

                                  (i)      any untrue representation or breach
of warranty of such Beacon Investor in this Agreement; or

                                  (ii)     any default or breach of any
covenant or agreement on the part of such Beacon Investor under this Agreement.

                 Section 7.4 Indemnity by NewCo. NewCo shall indemnify and hold harmless MAPCO and its directors, officers, employees, agents and representations (each of whom may be an Indemnitee pursuant to this Section 7.4) from and against the following:

                          (a)     Third Party Claims. Any and all Third Party
Claims, other than Third Party Claims in respect of Excluded Assets or Liabilities and Third Party Claims in respect of Taxes for periods ending on or before this Closing Date, which may be asserted against any Indemnitee or which any such Indemnitee shall incur or suffer to the extent that such Third Party Claims arise out of, result from or relate to:

                                  (i)      any untrue representation or breach
of warranty of NewCo in this Agreement or in any of the other NewCo Agreements;

                                  (ii)     any operations of the Business, or
arising from any of the assets and liabilities in the Business (but excepting the Excluded Assets and Excluded Liabilities and the operations relating thereto, and liabilities arising in respect of Taxes for the periods ending on or before the Closing Date, as noted above); or

                                  (iii)    any default or breach of any
covenant or agreement on the part of NewCo under this Agreement or in any of the other NewCo Agreements or of MCI, MCMI or any of the Coal Subs after the Closing under this Agreement.

                          (b)     Breach of Representation, Warranty, Etc. Any
and all Losses which may be asserted against any such Indemnitee or which any such Indemnitee shall incur or suffer and which arise out of, result from or relate to:

                                  (i)      any untrue representation or breach
of warranty of NewCo in this Agreement or in any of the other NewCo Agreements;
or

                                  (ii)     any default or breach of any
covenant or agreement on the part of NewCo under this Agreement or in any of the other NewCo Agreements, or on the part of MCI, MCMI or any of the Coal Subs from and after the Closing under this Agreement or in any of the other NewCo Agreements.

                 Section 7.5 Notification of Claims. In no case shall any Indemnitor under this Agreement be liable with respect to any Loss or Third Party Claim against any Indemnitee unless the Indemnitee shall have delivered to the Indemnitor a Claim Notice and the following conditions are satisfied:

                          (a)     Timely Delivery of Claim Notice. Except as
provided in Section 7.5(b) or 7.5(c), no right to indemnification under this
Article VII shall be available to an Indemnitee with respect to a Third Party Claim unless the Indemnitee shall have delivered to the Indemnitor within the Notice Period a notice describing in reasonable detail the facts giving rise to such Third Party Claim (a "Claim Notice") and stating that the Indemnitee intends to seek indemnification for such Third Party Claim from the Indemnitor pursuant to this Article VII.

                          (b)     Late Delivery of Claim Notice. If, in the
case of a Third Party Claim, a Claim Notice is not given by the Indemnitee within the Notice Period as set forth in Section 7.5(a), the Indemnitee shall nevertheless be entitled to be indemnified under this Article VII:

                                  (i)      if the Indemnitee can establish that
the time elapsed between the end of the Notice Period and the giving of the Claim Notice is reasonable; and

                                  (ii)     to the extent that the Indemnitee
can establish that the Indemnitor has not been prejudiced by such time elapsed.

                          (c)     Paid or Settled Claims. If a Claim Notice is
not given by the Indemnitee prior to the payment or settlement of a Third Party Claim, the Indemnitee shall be entitled to be indemnified under this Article VII only to the extent that the Indemnitee can establish that the Indemnitor has not been prejudiced by such payment or settlement.

                 Section 7.6 Defense of Claims. Upon receipt of a Claim Notice from an Indemnitee with respect to any Third Party Claim, the Indemnitor shall have the right to assume and control the defense thereof (and any related settlement negotiations) with counsel reasonably satisfactory to such Indemnitee and the Indemnitee shall cooperate in all reasonable respects in such defense. The Indemnitee shall have the right to employ separate counsel at such Indemnitee's expense in any action or claim and to participate in the defense thereof, provided, however, that the fees and expenses of counsel employed by the Indemnitee shall be at the expense of the Indemnitor if such counsel is retained pursuant to either of the following two sentences or if the employment of such counsel has been specifically authorized in writing by the Indemnitor. If the Indemnitor does not notify the Indemnitee within sixty days after receipt of the Claim Notice the Indemnitee shall have the right to defend the claim with counsel of its choosing reasonably satisfactory to the Indemnitor, subject to the right of the Indemnitor to assume the defense of any claim at any time prior to settlement or final determination thereof. Notwithstanding anything to the contrary contained in this Section 7.6, the Indemnitee shall have the right to employ separate counsel if there shall be available one or more defenses or one or more counterclaims available to the Indemnitee which conflicts with one or more defenses or one or more counterclaims available to the Indemnitor. The Indemnitee shall send a written notice to the Indemnitor of any proposed settlement of any claim, which settlement the Indemnitor may reject, in its reasonable judgment, within thirty days of receipt of such notice. Failure to reject such notice within such thirty day period shall be deemed an acceptance of such notice.

                 Section 7.7 Access and Cooperation. After the Closing Date, the Beacon Investors and NewCo, on the one hand, and MAPCO, on the other hand, shall (i) each cooperate fully with the others as to all Third Party Claims, shall make available to the others, as reasonably requested, all information, records and documents relating to all Third Party Claims and shall preserve all such information, records and documents until the termination of any Third Party Claim and (ii) make available to the others, as reasonably requested, personnel (including technical and scientific), agents and other representatives who are responsible for preparing or maintaining information, records or other documents, or who may have particular knowledge with respect to any Third Party Claim.

                 Section 7.8 Assessment of Claims. In the event that any of the Losses for which an Indemnitor is or allegedly responsible pursuant to Sections 7.2, 7.3 or 7.4 are recoverable or potentially recoverable against any third party at the time when payment is due hereunder, following payment by the Indemnitor to the Indemnitee for such Losses the Indemnitee shall assign any and all rights that it may have to recover such Losses to the Indemnitor, or, if such rights are not assignable under applicable law or otherwise, the Indemnitee shall attempt in good faith to collect any and all Losses on account thereof from such third party for the benefit of, and at the expense and direction of, the Indemnitor. Each Indemnitee shall use reasonable efforts to mitigate any Loss for which an Indemnitor may have an indemnification obligation pursuant to this Article VII.

                 Section 7.9      Limits on Indemnification.

                          (a)     Procedure for Payments. The Beacon Investors,
NewCo and the other Indemnitees under Section 7.2 shall not be entitled to seek payment, and MAPCO and the other Indemnitees under Sections 7.3 and 7.4 shall not be entitled to seek payment, in respect of any indemnified Loss or Third Party Claim more frequently than once each quarter in any calendar year, and then and only then if the total of such indemnified Losses or Third Party Claims for which payment is sought is at least $50,000 and then the Indemnitee shall be entitled to seek payment, subject to Section 7.9(b) and 7.9(c) below, to the full extent of such Losses or Third Party Claims; provided, however, that during the final quarter in which payment for an indemnified Loss or Third Party Claim may be sought as contemplated by Section 7.10, any Indemnitee may seek payment to the full extent of such Losses or Third Party Claims subject to
Section 7.9(b) and 7.9(c) below. Notwithstanding the foregoing an Indemnitor may make payment to an Indemnitee for an indemnified Loss or Third Party Claim at any time so long as the Indemnitor pays all other Indemnitees for similar Losses or Third Party Claims with similar dispatch.

                          (b)     Indemnity Threshold for Certain Items.
Notwithstanding anything to the contrary contained in Section 7.9(a), MAPCO shall only be obligated to indemnify the Beacon Investors and the other Indemnitees under Sections 7.2(b)(ii)(B)(I) and 7.2(c)(i) to the extent that the aggregate amount of all Losses under Sections 7.2(b)(ii)(B)(I) and 7.2(c)(i), except for Losses resulting from breach of the representations and warranties contained in Section 2.14, as to which this Section 7.9(b) is inapplicable, exceeds $3,000,000 and then only to the extent such indemnifiable Losses exceed $3,000,000; the Beacon Investors shall only be obligated to indemnify MAPCO and the other Indemnitees under Sections 7.3(a)(i) and 7.3(b)(i) to the extent that the aggregate amount of all Losses under Sections 7.3(a)(i) and 7.3(b)(i) exceeds $3,000,000 and then only to the extent such indemnifiable Losses exceed $3,000,000; and NewCo shall only be obligated to indemnify MAPCO and the other Indemnitees under Sections 7.4(a)(i) and 7.4(b)(i) to the extent that the aggregate amount of all Losses under Sections 7.4(a)(i) and 7.4(b)(i) exceeds $3,000,000 and then only to the extent such indemnifiable Losses exceed $3,000,000.

                          (c)     Limits of Indemnification Liability for
Certain Items.

                                  (i)      Notwithstanding anything contained
in this Article VII to the contrary, MAPCO shall have no indemnification obligation under Sections 7.2(b)(ii)(B)(I) or 7.2(c)(i) in respect of Losses (other than Losses resulting from a breach of the representations and warranties set forth in Section 2.14 (which are not subject to any limitation), to the extent such Losses are not indemnifiable under Section 7.2(b) or 7.2(c) (other than Section 7.2(b)(ii)(B)(I) and Section 7.2(c)(i)) and (after giving effect to the application of Section 7.9(b)) exceed $50,000,000 in the aggregate.

                                  (ii)     Notwithstanding anything contained
in this Article VII to the contrary, the Beacon Investors shall have no indemnification obligation under Sections 7.3(a)(i) or 7.3(b)(i) to the extent such Losses (after giving effect to the application of Section 7.9(b)) exceed $10,000,000.

                                  (iii)    Notwithstanding anything in this
Article VII to the contrary, NewCo shall have no indemnification obligation under Sections 7.4(a)(i) or 7.4(b)(i) to the extent such Losses (after giving effect to the application of Section 7.9(b)) exceed $10,000,000.

                 Section 7.10 Survival of Representations and Warranties. All representations and warranties of the parties contained in this Agreement, the MAPCO Agreements or the NewCo Agreements, each and every one of which representations and warranties is strictly relied upon by the parties to whom they are made, shall survive the Closing hereunder and continue in full force and effect thereafter, regardless of any investigation made or to be made by or on behalf of any party hereto, for a period ending on the date five (5) years after the Closing Date, except for the representations and warranties of MAPCO, provided for in Section 2.14 (which shall survive the Closing hereunder and continue in full force and effect thereafter, regardless of any investigation made or to be made by or on behalf of any party hereto, for a period ending sixty days after the expiration of the relevant statutes of limitations including any extension or waiver thereof regarding the filing of Returns and the payment of Taxes). Except as set forth in this Section 7.10, after the end of such period, an Indemnitor's obligation to an Indemnitee under this Article VII with respect to such representations and warranties shall expire except with respect to a matter set forth in a Claim Notice theretofore delivered by an Indemnitee; provided, that the expiration of any indemnification obligations pursuant to this Section 7.10 shall in no way constitute an assumption by any of the Beacon Investors, NewCo or any of their respective successors or related Indemnitees of any liabilities of MAPCO or a waiver by any of the Beacon Investors, NewCo or any of their respective successors of any other legal remedies they may have to seek from MAPCO or its successor reimbursement or contribution for amounts paid or payable in respect of Excluded Liabilities. It is further agreed that each of the Beacon Investors' and NewCo's rights to indemnification set forth in Sections 7.2(a) and 7.2(b), and MAPCO's rights to indemnification set forth in Sections 7.3(a) and 7.4(a), shall remain in full force and effect indefinitely.

                 Section 7.11 After-Tax Nature of Indemnity Payments. Any payment or indemnity required to be made pursuant to Sections 7.2, 7.3 and 7.4 hereof shall include any amount necessary to hold the indemnitee harmless on an after-tax basis from all Taxes required to be paid with respect to the receipt of such payment or indemnity (after taking into account any reduction in Taxes realized by the indemnitee as a result of the Loss giving rise to the payment or indemnity). In determining the amount necessary to be added to any payment or indemnity in order to accomplish the foregoing, the parties hereto agree (a) to treat all Taxes required to be paid by, and all reductions in Tax realized by any indemnitee, as if such indemnitee were subject to tax at the highest marginal tax rates applicable to such indemnitee and (b) to treat any indemnification payments made to the NewCo pursuant to this Agreement as an adjustment to the purchase price paid or by MAPCO unless either party or NewCo receives a written opinion, reasonably satisfactory in form and substance to the other party, of a law firm of national recognized standing to the effect that it is not or is not likely to be permissible to treat such payments in that manner on a federal, state or local income tax return.

                                  ARTICLE VIII
                              CONDITIONS PRECEDENT

                 Section 8.1 General. The respective obligations set forth herein of MAPCO and the Beacon Investors to consummate and, in the case of the Beacon Investors, to cause NewCo to consummate the transactions set forth in
Article I at the Closing shall be subject to the fulfillment, on or before the Closing Date, in the case of MAPCO, of the conditions set forth in Sections 8.2 and 8.3, and in the case of the Beacon Investors, of the conditions set forth in Sections 8.2 and 8.4.

                 Section 8.2      Conditions to Obligations of All Parties.

                          (a)     Consents. All authorizations, consents,
orders or approvals for, filings with, or expirations of waiting periods by any Governmental Authority or any other person ("Consents") shall have been filed, occurred or been obtained and delivered to the parties hereto, other than such Consents which, if not obtained, are not reasonably be expected to have a Material Adverse Effect.

                          (b)     No Injunction. There shall not be in effect
any injunction or other order issued by a court of competent jurisdiction or Governmental Authority restraining, enjoining or prohibiting, and no such action or proceeding by any Governmental Authority shall be pending before any court of competent jurisdiction or threatened in writing to restrain, enjoin or prohibit the consummation of, or challenge the validity or legality of, the transactions contemplated by this Agreement, any MAPCO Agreement or any NewCo Agreement.

                          (c)     HSR Act. The waiting period under the HSR Act
shall have expired or been terminated by the authority of the Antitrust Division of the U.S. Department of Justice or by the Federal Trade Commission.

                          (d)     Disclosure Schedules. Subject to Section 5.7,
each of MAPCO and the Beacon Investors shall have received and reviewed the Schedules referenced herein, and any updates or amendments thereto, to their respective reasonable satisfaction.

                 Section 8.3      Conditions to Obligations of MAPCO.

                          (a)     Representations, Warranties and Obligations
of NewCo and the Beacon Investors. The representations and warranties contained in Articles III and IV shall be true and correct as of the date hereof, and except to the extent such representations and warranties speak as of an earlier date, as of the Closing Date as though made on or as of the Closing Date; provided, however, that if any such representation and warranty is not qualified by a standard of materiality, such representation and warranty need only be true and correct in all material respects. The Beacon Investors and NewCo shall have duly performed and complied in all material respects with all agreements contained herein required to be performed or complied with by each of them at or before the Closing.

                          (b)     Officer's Certificate. Each of NewCo and the
Beacon Investors shall have delivered to MAPCO a certificate, dated the Closing Date and signed by its President or a Vice President, or by an equivalent officer of its managing partner where applicable, as to the fulfillment of the conditions set forth in Section 8.3(a).

                          (c)     Opinion of Counsel. MAPCO shall have received
from Jones, Day, Reavis & Pogue, counsel for the Beacon Investors, an opinion in substantially the form of Exhibit H hereto.

                 Section 8.4      Conditions to Obligations of the Beacon
Investors.

                          (a)     Representations, Warranties and Obligations
of MAPCO. The representations and warranties contained in Articles II shall be true and correct as of the date hereof, and except to the extent such representations and warranties speak as of an earlier date, as of the Closing Date as though made on and as of the Closing date, provided, however, that if any such representation and warranty is not qualified by a standard of materiality, such representation and warranty need only be true and correct in all material respects. MAPCO shall have duly performed and complied in all material respects with all agreements contained herein required to be performed or complied with by it at or before the Closing.

                          (b)     Officer's Certificate. MAPCO shall have
delivered to the Beacon Investors and NewCo a certificate, dated the Closing Date and signed by its President or a Vice President, as to the fulfillment of the conditions set forth in Section 8.4(a).

                          (c)     Opinion of Counsel. The Beacon Investors and
NewCo shall have received from David W. Bowman, General Counsel of MAPCO, and Debevoise & Plimpton, counsel to MAPCO, opinions in substantially the form of
Exhibit I.

                          (d)     Material Adverse Change. Since the date
hereof, no event shall have occurred that has had or would have a Material Adverse Effect.

                          (e)     NewCo Borrowing. A Senior Credit Agreement
(the "Senior Credit Agreement") in form and substance reasonably satisfactory to the Beacon Investors, shall have been negotiated, executed and delivered on behalf of NewCo and the other parties thereto and NewCo shall have the right to borrow without recourse to the Beacon Investors (i) an amount of not less than $* for purposes of providing partial financing of the Purchase Price, and (ii) a working capital revolving loan amount of $*, in accordance with the letter from Chase Manhatten Bank, N.A. to the Fund dated June 25, 1996 (the "Bank Letter") set forth in Exhibit J hereto, and all the conditions precedent to the borrowing of such aggregate amount by NewCo shall have been either satisfied or waived by the other parties to the Senior Credit Agreement or shall be susceptible of performance by NewCo at the Closing.

                          (f)     Management Employment Agreement. On or prior
to the Closing Date, there shall have been executed and delivered a separate Management Employment Agreement between NewCo and Joseph W. Craft III reasonably satisfactory to the Beacon Investors.

                          (g)     Key Customer Visits. The Beacon Investors
shall have completed all visits and interviews of the Key Customers as contemplated by Section 5.13 to their reasonable satisfaction, and no visit or interview shall have revealed concerns or facts which would jeopardize the availability of the financing of NewCo as contemplated by Section 8.4(e).

                 Section 8.5 If Conditions Not Satisfied. In the event that any of the foregoing conditions of obligations of a party shall fail to have been satisfied, such party may elect, in its sole discretion, to consummate the transactions contemplated by this Agreement despite such failure, in which event such party and NewCo shall be deemed to have waived any claim for damages, Losses or other relief arising from or in connection with such failure, unless otherwise agreed in a writing executed by both parties.

                 Section 8.6      Certain Defined Terms. For purposes of this
Agreement: (i) the term "MAPCO Agreements" shall mean this Agreement, the Transition Services Agreement, the Administrative Services and Litigation Support Agreement, the Guarantee Agreement, the Indonesian Projects Agreement, and the Trade Name and Trademark License Agreement; (ii) the term "NewCo Agreements" shall mean this Agreement, the Transition Services Agreement, the Administrative Services and Litigation Support Agreement, the Guarantee Agreement, the Senior Credit Agreement, the Indonesian Projects Agreement, the Trade Name and Trademark

--------------------
* Confidential information has been omitted and filed separately with the Securities and Exchange Commission.

License Agreement and the Management Employment Agreements; (iii) the term "Beacon Agreements" shall mean this Agreement; (iv) the term "MAPCO Documents" shall mean the MAPCO Agreements and any certificates, other documents or instruments executed and delivered by or on behalf of MAPCO or in connection with the Closing; (v) the term "Beacon Documents" shall mean the Beacon Agreements and any certificates, other documents or instruments executed and delivered by or on behalf of the Beacon Investors in connection with the Closing; (vi) the term "Affiliate" shall mean, with respect to any person, any other person controlling, controlled or under common control with, such first person; and (vii) the term "Material Adverse Effect" shall mean a material adverse effect on (A) the business, operations, assets, financial condition or results of operations of the Business, taken as a whole, or (B) the ability of MAPCO, MCI, MCMI or the Coal Subs to consummate the transactions contemplated hereby and, in the case of MAPCO, to perform its obligations under the MAPCO Agreements.

                                   ARTICLE IX
                               GENERAL PROVISIONS

                 Section 9.1 Certain Interpretative Matters. As used in this Agreement, with respect to any entity the term "to the knowledge of" (and any similar phrase), with respect to any matter shall mean the actual knowledge
(a) based on reasonably diligent investigation, of any officer, agent or employee of such entity or any Affiliate of such entity whose responsibilities include such matter (a "Responsible Person"), or (b) any officer, agent or employee of such entity or any Affiliate of such entity to whom any such Responsible Person reports, directly or indirectly, or who has, directly or indirectly, supervisory responsibility for or over any such Responsible Person. The term "Schedule" herein refers to the Disclosure Schedules delivered by MAPCO, the Beacon Investors or NewCo prior to the execution and delivery of this Agreement. The term "Exhibit" refers to the exhibits to the Agreement.

                 Section 9.2 Modification; Waiver. This Agreement may be amended or modified only by a written instrument executed by all of the parties hereto. Any of the terms and conditions of this Agreement may be waived in writing at any time on or prior to the Closing Date by all of the parties entitled to the benefits thereof.

                 Section 9.3 Entire Agreement. This Agreement, including the Schedules and the Exhibits hereto, five side letters entered into by MAPCO, NewCo and the Beacon Investors dated the date hereof, and any other agreements that may be entered into by MAPCO and NewCo on the Closing Date (all of which are hereby incorporated by reference and made a part hereof), supersedes all other prior agreements, understandings, statements, representations and warranties, oral or written, express or implied, between the parties hereto and their respective affiliates, representatives and agents in respect of the subject matter hereof (including, without limitation, the Confidential Information Memorandum, dated September 1995, prepared by Goldman, Sachs & Co and Chemical Securities Inc., with respect to MCI, MCMI and the Coal Subs and any supplements, exhibits or appendices thereto), except that this Agreement does not supersede the Confidentiality Agreement, the terms and conditions of which the parties thereto expressly reaffirm.

                 Section 9.4 Exclusivity of Representations and Warranties; Relationship Between the Parties. It is the explicit intent and understanding of each of the parties hereto that none of the parties nor any of their respective affiliates, representatives or agents is making any representation or warranty whatsoever, oral or written, express or implied, other than those set forth in Articles II, III and IV and none of the parties is relying on any statement, representation or warranty, oral or written, express or implied, made by any other party or such other party's affiliates, representatives or agents, except for the representations and warranties set forth in such Articles. EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH IN THIS AGREEMENT, THE PARTIES EXPRESSLY DISCLAIM ANY IMPLIED WARRANTY OR REPRESENTATION AS TO CONDITION, MERCHANTABILITY OR SUITABILITY AS TO ANY OF THE ASSETS OF THE BUSINESS AND, EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH IN THIS AGREEMENT, IT IS UNDERSTOOD THAT NEWCO TAKES THE ASSETS OF THE BUSINESS "AS IS" AND "WHERE IS." The parties agree that this is an arm's length transaction in which the parties' undertakings and obligations are limited to the performance of their obligations under this Agreement. Each of NewCo and the Beacon Investors acknowledges that it is a sophisticated investor, that it has undertaken a full investigation of the Business, and that it has only a contractual relationship with MAPCO, based solely on the terms of this Agreement, and that there is no special relationship of trust or reliance among any of NewCo, MAPCO or the Beacon Investors.

                 Section 9.5 Termination. This Agreement may be terminated at any time prior to the Closing Date:

                          (a)     by mutual consent of MAPCO and the Beacon
Investors;

                          (b)     by MAPCO or the Beacon Investors by written
notice to the other party after 5:00 pm in New York City time, if the Closing shall not have taken place on or before September 30, 1996 or such later date as the parties may have agreed to in writing, provided that the non-occurrence of the Closing is not attributable to a breach of the terms hereof by the party seeking termination; or

                          (c)     by the Beacon Investors by written notice to
MAPCO if (i) MAPCO shall have breached a representation or warranty or failed to perform and comply with, in all material respects, all agreements, covenants and conditions hereby required to have been performed or complied with by MAPCO, such that any of the conditions to the Closing set forth in Sections 8.2 or 8.4 hereof could not be satisfied on or prior to the Closing Date or (ii) there is any breach or violation of
Section 5.4 hereof;

                          (d)     by MAPCO by written notice to the Beacon
Investors if any of the Beacon Investors shall have breached a representation or warranty or failed to perform and comply with, in all material respects, all agreements, covenants and conditions hereby required to have been performed or complied with by the Beacon Investors, such that any of the conditions set forth in Sections 8.2 or 8.3 hereof could not be satisfied on or prior to the Closing Date.

                 Section 9.6      Mediation.

                          (a)     Generally. In the event that any dispute
arises between or among the parties to this Agreement, arising out of, relating to or in connection with this Agreement, and the parties to the dispute are unable to resolve such dispute within a reasonable time through negotiations, such dispute may be resolved by mediation. Any party to the dispute may request that the matter be submitted to mediation by written notice to that effect. Within 10 days after receipt of said notice, the other parties shall give written notice stating whether or not they consent to mediation, provided that no party shall be required to submit to mediation unless it consents, which consent is in its sole discretion, and provided further that a request for mediation shall not in any way interfere, compromise, limit or restrict a party's right to seek any judicial remedies whatsoever.

                          (b)     Selection of Mediator. If all parties
consent, mediation shall be initiated in accordance with the Center for Public Resources Model Procedure for Mediation of Business Disputes attached as Exhibit K; provided, however, that the mediation shall take place in the Borough of Manhattan in The City of New York, New York.

                          (c)     Mediation Award. Any settlement agreement
mutually reached in the course of the mediation shall be recorded in a definitive agreement, which shall be binding and conclusive upon the parties.

                 Section 9.7 Expenses, Taxes. Except as expressly provided herein, whether or not the transactions contemplated herein shall be consummated, each party shall pay its own expenses incident to the preparation and performance of this Agreement, including but not limited to the fees and expenses of its counsel, financial advisors and accounting advisors; provided, however, that if the Closing shall not occur and MAPCO shall not have breached any of its obligations hereunder, 100% of the fees and expenses of Dames & Moore and of Boyd (collectively, the "Third Party Consultants' Fees") shall be paid by the Beacon Investors. If the Closing shall occur, the Third Party Consultants' Fees and, whether or not the Closing shall occur, the fees and expenses in connection with the Senior Credit Agreement shall be borne by

NewCo. MAPCO shall bear any transfer, documentary, sales, use, stamp, registration, conveyance and similar taxes and fees incurred in connection with the transactions contemplated by this Agreement other than the filing fees required to be paid by the "acquiring party" under the HSR Act, which shall be paid by NewCo. As between MAPCO on the one side, and NewCo, on the other side, liability for property and ad valorem taxes relating to the assets acquired by NewCo from MAPCO and other such Taxes payable on a periodic basis shall be apportioned between the periods before and after the Closing Date in a manner consistent with the principles of Section 164(d) of the Code. Fees and expenses of Crowell & Moring incurred on or after May 1, 1996, incident to the preparation of this Agreement and the MAPCO Agreements shall be borne equally by MAPCO and the Beacon Investors.

                 Section 9.8 Further Actions. (a) From time to time after the Closing, each party shall execute and deliver such certificates and other documents and take such other actions as may reasonably be requested by the other party in order to consummate or implement the transactions contemplated hereby.

                          (b)     Within 90 days after the Closing, MAPCO shall
provide to the Beacon Investors and NewCo a report or reports, prepared by a firm of independent appraisers of nationally recognized reputation, setting forth a proposed allocation of the Total Value among the assets acquired by NewCo from MAPCO. The parties shall cooperate in determining the final allocation of the Total Value among such assets (the "Final Allocation"). Any dispute with respect thereto shall be referred for resolution to a firm of independent public accountants of national standing chosen by agreement of the parties. The decision of such accounting firm with respect to such dispute shall be final and binding. In connection with the preparation of the foregoing report, reports and the Final Allocation, the parties shall cooperate with each other and provide such information as any of them shall reasonably request. All fees and expenses paid to third parties in connection with determining the Final Allocation shall be divided evenly between MAPCO and the Beacon Investors. Each of the parties and NewCo shall report the federal, state and local and other tax consequences of the contributions contemplated hereby in a manner consistent with the Final Allocation.

                 Section 9.9 Post-Closing Access. In connection with any matter relating to any period prior to, or any period ending on, the Closing Date, each of MAPCO and NewCo shall, upon the request and at the expense of the other, permit NewCo and MAPCO, respectively, and their representatives full access at all reasonable times to the books and records of MCI, MCMI or any of the Coal Subs or any of their predecessors which shall have been retained by MAPCO or NewCo (it being understood that all books and records of the Business relating to pre-Closing periods will be jointly retained as tenants in common), as the case may be, or transferred to NewCo, and each of NewCo and MAPCO shall execute (and shall cause MCI, MCMI or any of the Coal Subs to execute) such documents as MAPCO or NewCo may reasonably request to enable MAPCO or NewCo to file any required reports or tax returns relating to MCI, MCMI or any of the Coal Subs. Neither MAPCO nor NewCo shall dispose of such books and records during the seven-year period beginning with the Closing Date without the prior written consent of the other. Following the expiration of such seven-year period, NewCo or MAPCO may dispose of such books and records at any time upon giving 60 days' prior written notice to MAPCO or NewCo, as the case may be, unless MAPCO or NewCo agrees to take possession of such books and records within 60 days at no expense to NewCo or MAPCO, respectively.

                 Section 9.10 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed, certified or registered mail, first-class postage paid, return receipt requested, or any other delivery service with proof of delivery;


                 if to MAPCO,  at:

                          MAPCO, Inc.
                          1800 South Baltimore Avenue
                          Tulsa, OK 74119
                          Attention:  General Counsel

                 with a copy to:

                          Debevoise & Plimpton
                          875 Third Avenue
                          New York, New York 10022
                          Attention:  Franci J. Blassberg

                 if to NewCo, at:

                          c/o MAPCO Coal, Inc.
                          1717 South Boulder Avenue
                          Tulsa, OK 74110
                          Attention: Joseph W. Craft, III, and Thomas L. Pearson
                 with a copy to:

                          Crowell & Moring
                          1001 Pennsylvania Avenue, N.W.
                          Washington, D.C. 20004
                          Attention: William P. O'Neill

                 if to Beacon Investors, at:

                          c/o The Beacon Group
                          375 Park Avenue
                          New York, NY 10152
                          Attention:  John J. MacWilliams and
                          Preston R. Miller, Jr.

                 with a copy to:

                          Jones, Day, Reavis & Pogue
                          599 Lexington Avenue
                          New York, NY 10022
                          Attention:  William F. Henze II


or to such other address or to such other person as either party hereto shall have last designated by notice to the other party. Copies delivered only to counsel shall not constitute adequate notice.

                 Section 9.11 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but shall not be assignable, by operation of law or otherwise, by any party hereto without the prior written consent of the other parties.

                 Section 9.12 No Third Party Beneficiaries. Except as otherwise provided herein, nothing in this Agreement shall confer any rights upon any person or entity which is not a party or a successor or permitted assignee of a party to this Agreement.

                 Section 9.13 Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original and all of which shall constitute one and the same instrument.

                 Section 9.14 Headings. The section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof.

                 Section 9.15 Governing Law. This Agreement shall be construed, performed and enforced in accordance with the internal laws of the State of New York.

                 Section 9.16 Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

                 Section 9.17 Exclusive Remedies. The parties hereto agree that, if Closing shall occur, the remedies provided for herein relating to any breach of this Agreement are non-cumulative and exclusive, and preclude the assertion by any party hereto of any other rights or remedies that may be available at law or in equity not specifically provided for herein, except for any right that may exist to seek redress for common law fraud.

                 Section 9.18 Consent to Jurisdiction, etc. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in The City of New York, New York and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

                          (b)     Each of the parties hereto hereby irrevocably
and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

                          (c)     Each party to this Agreement irrevocably
consents to service of process in the manner provided for notices in Section
9.10. Nothing in this

Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

                 Section 9.19     Waiver of Punitive Damages and Jury Trial.

                          (a)     THE PARTIES TO THIS AGREEMENT EXPRESSLY WAIVE
AND FOREGO ANY RIGHT TO RECOVER PUNITIVE, EXEMPLARY, OR SIMILAR DAMAGES IN ANY ARBITRATION, LAWSUIT, LITIGATION OR PROCEEDING ARISING OUT OF OR RESULTING FROM ANY CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

                          (b)     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY
CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

         EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF THE FOREGOING WAIVERS, (A) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.17.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                             MAPCO INC.

                             By:     /s/ James E. Barnes
                                     ---------------------------
                                     Name: James E. Barnes
                                     Title:  Chairman and Chief
                                             Excutive Officer

                             THE BEACON GROUP ENERGY
                               INVESTMENT FUND, L.P.

                             By:     BEACON ENERGY
                                     INVESTORS, L.L.C.
                             Its:    General Partner

                             By:     ENERGY FUND GP, INC.,
                                              a Member


                             By:     /s/ Preston R. Miller, Jr.
                                     --------------------------
                                     Name:  Preston R. Miller, Jr.
                                     Title: Managing Director

                             MPC Partners, L.P.

                             By:     MPC GP, L.L.C.
                             Its:    General Partner


                             By:     ENERGY FUND GP, INC.,
                                              a Member


                             By:     /s/ Preston R. Miller, Jr.
                                     --------------------------
                                     Name: Preston R. Miller, Jr.
                                     Title: Managing Director

                             ALLIANCE COAL CORPORATION

                             By:     /s/ Preston R. Miller, Jr.
                                     --------------------------
                                     Name: Preston R. Miller, Jr.
                                     Title: Secretary